Exhibit 10.47

EXECUTION VERSION

SECOND AMENDED AND RESTATED SHARED SERVICES AGREEMENT

by and among

MOMENTIVE SPECIALTY CHEMICALS INC.,

MOMENTIVE PERFORMANCE MATERIALS INC.,

and

the other Persons party hereto

Dated as of October 24, 2014

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ARTICLE IX DEFAULT		19
9.01	Definition	19
9.02	Service Provider’s Default	19
9.03	Recipient’s Default	19
9.04	Bankruptcy	19
9.05	Reorganization/Receiver	20
9.06	Delays and Omissions	20

ARTICLE X TERMINATION		20
10.01	Terminating Events	20
10.02	Termination for Convenience	20
10.03	Effect of Termination	20
10.04	Transition Assistance	20

ARTICLE XI NOTICES		21

ARTICLE XII DISPUTE RESOLUTION		23
12.01	Resolution Procedure	23
12.02	Exchange Of Written Statements	23
12.03	Good Faith Negotiations	23
12.04	Determination Of Steering Committee	23
12.05	Disputes Submitted to Arbitration	23
12.06	Selection of Arbitrators	24
12.07	Submission of Evidence	24
12.08	Decisions of Arbitrators	24
12.09	Arbitration is Binding	24

ARTICLE XIII MISCELLANEOUS		25
13.01	Assignment	25
13.02	Construction	25
13.03	Governing Law	25
13.04	Severability	25
13.05	Attorneys’ Fees	25
13.06	Entire Agreement	25
13.07	Counterparts	25
13.08	Force Majeure	25
13.09	No Warranties	26
13.10	Headings	26
13.11	Waiver	26
13.12	Consent to Jurisdiction	26
13.13	Waiver of Jury Trial	26
13.14	Third Party Beneficiaries	27
13.15	Amendments	27
13.16	Confidentiality; Data Security and Privacy	27

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EXHIBITS

Exhibit A	Services
Exhibit B	Master Confidentiality and Joint Development Agreement
Exhibit C	MSC Subsidiaries
Exhibit D	MPM Subsidiaries
Exhibit E	Designated MPM Executives
Exhibit F	Termination Assistance Project Plan
Exhibit G	Audit Firm Candidates
Exhibit H	Allocation Principles
Exhibit I	Transition Asset Separation Principles

iii

SECOND AMENDED AND RESTATED SHARED SERVICES AGREEMENT

This Second Amended and Restated Shared Services Agreement is dated as of October 24, 2014 and is made and entered into by and among Momentive Specialty Chemicals Inc., a New Jersey corporation (together with its subsidiaries, either referred to as a “Service Provider” or “Recipient” of a specific Service or “MSC”), Momentive Performance Materials Inc., a Delaware corporation (“MPM Inc.”), and those direct or indirect subsidiaries of MPM Inc. that are set forth on the signature pages hereto (collectively, either referred to as a “Service Provider” or “Recipient” of a specific Service or “MPM”). Capitalized terms have the meanings set forth in Article I.

RECITALS

A. Pursuant to the Combination Agreement, dated as of September 11, 2010, by and between Momentive Specialty Chemicals Holdings LLC (formerly known as Hexion LLC), a Delaware limited liability company and sole stockholder of MSC (“MSC Holdings”), and Momentive Performance Materials Holdings Inc., a Delaware corporation and sole stockholder at such time of MPM Inc. (“MPM Holdings”), MSC Holdings and MPM Holdings entered into a series of transactions that resulted in each of MSC Holdings and MPM Holdings becoming a wholly-owned subsidiary of Momentive Performance Materials Holdings LLC, a Delaware limited liability company.

B. In connection with the above-described transaction, and in order to recognize economies of scale and generate cost savings for each of MSC and MPM that otherwise would have been unavailable, the parties entered into that certain Shared Services Agreement, dated as of October 1, 2010 (the “Effective Date”), by and between MSC and MPM (the “Original Agreement”), in order that each could provide and/or receive certain services from the other, and in order to provide for a mechanism by which the costs of such service provision were to be allocated.

C. The Original Agreement was amended and restated by the parties as of March 17, 2011 (as so amended and restated, the “First A/R Agreement”).

D. On April 14, 2014, MPM Holdings and MPM Inc. filed for reorganization under chapter 11 of the U.S. Bankruptcy Code. In connection with the emergence of MPM Holdings and MPM Inc. therefrom, the parties now desire to further amend and restate the First A/R Agreement in its entirety to read as set forth herein (as so amended, and as amended, modified, supplemented, or restated from time to time, as the context may require, this “Agreement”).

NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and with the intention of being bound by this Agreement, the parties stipulate and agree as follows:

ARTICLE I

DEFINITIONS

1.01 Definitions. As used in this Agreement, the following terms have the following meanings unless the context otherwise requires:

“Actual Cost” means, with respect to any period hereunder, one hundred percent (100%) of the actual, out of pocket expenses of a party (including fully burdened employee cost and overhead costs allocated to the relevant cost center in accordance with the historical practices of such party, but specifically excluding any divisional or product or sales-based costs) actually paid or expected to be paid within the three (3) months following such period (without duplication of any Actual Costs previously allocated between the parties), calculated in accordance with the accounting policies, principles, practices and procedures approved, from time to time, by the Steering Committee, caused by, incurred or otherwise arising from or relating to the Services during such period.

“Affiliate” means, with respect to any Person, any Person that directly or indirectly Controls, is Controlled by or is under common Control with such Person. For purposes of the foregoing, from and after the Emergence Date, MSC and MPM shall not be considered Affiliates of each other, including due to the provision of Services hereunder.

“Agreement” is defined in the recitals.

“Allocation Percentage” shall mean 57% to MSC and 43% to MPM.

“Apollo” means Apollo Global Management, LLC and its Affiliates.

“Approved Metrics” is defined in Section 5.01(c).

“Audit Firm” is defined in Section 5.06(b).

“Business Days” means all weekdays except those that are official holidays of employees of the United States government. Unless specifically stated as “Business Days,” a reference in this Agreement to “days” means calendar days.

“Capital Expenditure” means any expenditure, or series of related expenditures, in excess of $1 million made by either MSC or MPM to the extent in furtherance of the provision of Services under this Agreement that is required to be capitalized in accordance with United States generally accepted accounting principles, as in effect as of the date or for the period, as the case may be, implicated by the relevant provision of this Agreement.

“Confidential Information” means, as to MSC or MPM, any information and/or materials, including Personal Data, provided to the other in connection with the provision and/or receipt of Services or otherwise hereunder, or created by a party in connection with the performance of its obligations hereunder to the extent such information and/or materials describe the business and legal activities and interests of the other party, in each case, other than any information or materials (i) generally available to the public or otherwise part of the public domain at the time of disclosure to the receiving party, (ii) that become generally available to the public or otherwise part of the public domain after the owner party disclosed such information to the receiving party, other than through any act or omission of the receiving party in breach of Section 13.16, or (iii) independently created or developed by such party without reference to the Confidential Information of the other party.

“Control” means the ability to direct the management and policies of a Person, through ownership of voting shares or other equity rights, pursuant to a written agreement or otherwise.

“Data Subject” means a natural person with whom certain Personal Data is identified or identifiable.

“Designated MPM Executives” means the new interim or permanent executive officers of MPM set forth in Exhibit E hereof, effective from and after the Emergence Date.

“Designated MSC Executives” means, as to any Designated MPM Executive, the equivalent executive officer of MSC (or, if no direct equivalent exists at MSC, the executive officer of MSC performing the function(s) most closely related to those performed by such Designated MPM Executive).

“Disinterested Director” is defined in the Top Holdco Charter.

“Effective Date” is defined in the recitals.

“Emergence Date” means October 24, 2014.

“Estimated Monthly Allocation Payment” is defined in Section 5.03.

“Event of Default” is defined in Section 9.01.

“Exchange Rate” means, with respect to a particular currency for a particular day and a particular party, the rate of exchange used in the preparation of the financial statements of such party for the most recent month for which financial statements are then available.

“Excluded Costs” means, from and after the Emergence Date, the fully burdened employee cost of any Designated MPM Executive, Designated MSC Executive and/or any respective predecessor thereof.

“Excluded Services” means (i) senior executive services and functions of the type performed by any Designated MPM Executive or Designated MSC Executive; and/or (ii) certification of Recipient’s financial statements or filings under applicable securities laws or the rules and regulations of any securities exchange.

“First A/R Agreement” is defined in the recitals.

“Functional Services” means all Services other than Raw Materials/Logistics Services. For the avoidance of doubt, Functional Services shall include only corporate and/or administrative-type services, and shall not include divisional or sales functions.

“Functional Services Costs” means the Actual Cost of Functional Services, including the Actual Costs of the employees of either MSC or MPM who perform Raw Materials/Logistics Services, excluding any Excluded Costs.

“Hexion Marks” is defined in Section 3.05(b).

“including” shall mean including without limitation.

“Initial Term” is defined in Section 2.01.

“MPM” is defined in the caption.

“MPM Inc.” is defined in the caption.

“MPM-Provided Services” is defined in Section 3.01.

“MPM Holdings” is defined in the recitals.

“MPM Marks” is defined in Section 3.05(a).

“MSC” is defined in the caption.

“MSC Holdings” is defined in the recitals.

“MSC-Provided Services” is defined in Section 3.01.

“Original Agreement” is defined in the recitals.

“Past Period” is defined in Section 5.06(a).

“Periodic Reconciliation Payment” is defined in Section 5.06(a).

“Periodic True-Up” is defined in Section 5.06(a).

“Person” means any individual, partnership, limited partnership, limited liability company, corporation, unincorporated association, joint venture or other entity.

“Personal Data” means any information that is identified or identifiable with a natural person, including employees, directors, shareholders, customers, prospects, contacts and suppliers of Recipient.

“Processing” of Personal Data means and includes any operation or set of operations which is performed upon Personal Data, whether or not by automatic means, such as collection; recording; organization; storage; adaptation or alteration; retrieval; accessing; consultation; use; disclosure by transmission, dissemination or otherwise making available; alignment or combination; blocking; erasure or destruction; and the terms “Process” and “Processed” have correlative meanings.

“Quarterly Reconciliation Payment” is defined in Section 5.05(a).

“Quarterly Report” is defined in Section 5.04.

“Raw Materials/Logistics Services” means the procurement of Raw Materials and Logistics by a Service Provider hereunder.

“Raw Materials and Logistics” means raw materials and logistics services, including supplies, freight, equipment and electricity, and indirect costs of such raw materials and logistics services, including packaging, uniforms and pallets, in the case of any of the foregoing, required by or used in connection with the business of either or both of MSC and MPM, but excluding the Actual Costs of the employees of either MSC or MPM who perform Raw Materials/Logistics Services and allocated overhead associated with the performance of such services, which, for the avoidance of doubt, shall be treated as Functional Services Costs hereunder.

“Recipient” means MSC or MPM, as applicable, with respect to such party’s receipt of a particular Service.

“Recipient Indemnitee” means, collectively, Recipient and each of its Affiliates, and their respective officers, partners, stockholders, members, directors, managers, agents and employees.

“Recipient Personal Data” means, as it relates to the Services, (i) Personal Data obtained by Service Provider from Recipient, (ii) Personal Data (from whatever source) being Processed by Service Provider on behalf of Recipient, and (iii) Personal Data (from whatever source) pertaining to the personnel of Recipient.

“Required Approval” is defined in Section 5.01(c).

“Service Provider” means MSC or MPM, as applicable, with respect to such party’s provision of a particular Service.

“Service Provider Indemnitee” means, collectively, Service Provider and each of its Affiliates, and their respective officers, partners, stockholders, members, directors, managers, agents and employees.

“Services” is defined in Section 3.01.

“Steering Committee” is defined in Section 3.04.

“Tax” or “Taxes” means (i) all federal, state, local and foreign sales, use, value-added, gross receipts, privilege, utility, infrastructure maintenance, property, excise and similar levies, duties and other similar tax-like charges lawfully levied by a duly constituted taxing authority against or upon the Services; (ii) any penalties, interest or other additions to any such taxes; and (iii) any tax-related surcharges or fees that are related to the Services and authorized by applicable tariffs.

“Term” is defined in Section 2.01.

“Termination Assistance Project Plan” means the termination assistance project plan set forth in Exhibit F.

“Top Holdco” means MPM Holdings Inc.

“Top Holdco Charter” means that certain Amended and Restated Certificate of Incorporation of MPM Holdings Inc., filed on October 24, 2014.

“Transition Period” is defined in Section 10.04(c).

“Unavoidable Delays” is defined in Section 13.08.

ARTICLE II

TERM

2.01 Term. The term of this Agreement (the “Term”) commenced upon the Effective Date and shall continue for five (5) years from the Effective Date (the “Initial Term”) and any renewal terms as provided in the following sentence, unless otherwise terminated in accordance with Article X. For the avoidance of doubt, the Initial Term shall expire on October 1, 2015. Upon the expiration of the Initial Term, this Agreement shall automatically renew for successive renewal terms of one (1) year each, absent contrary notice from either party given not less than thirty (30) days prior to such expiration.

ARTICLE III

APPOINTMENT; SERVICES

3.01 Services.

(a) During the Term, (i) MSC hereby engages MPM to provide, and MPM hereby accepts such appointment and undertakes to provide or cause to be provided to MSC, certain services in the categories identified in Exhibit A hereof as from time to time may be added to or deleted therefrom pursuant to this Agreement (collectively, the “MPM-Provided Services”) and (ii) MPM hereby engages MSC to provide, and MSC hereby accepts such appointment and undertakes to provide or cause to be provided to MPM, certain services in the categories identified in Exhibit A hereof as from time to time may be added to or deleted therefrom pursuant to this Agreement (collectively, the “MSC-Provided Services”, and together with the MPM-Provided Services, the “Services”). Notwithstanding the foregoing, neither MSC nor MPM shall provide to the other, and the Services shall not include, Excluded Services.

(b) Each of MSC and MPM acknowledges and agrees that each will assist the other in obtaining favorable pricing with respect to purchases of Raw Materials and Logistics from third party suppliers. Any Actual Costs incurred by either MSC or MPM in assisting the other in this respect shall be allocated pursuant to Section 5.01.

3.02 Changes to Services.

(a) Subject to the following sentence, the parties may agree to modify the terms and conditions of Service Provider’s performance of any Service in order to reflect new procedures, processes or other methods of providing such Service. The parties will negotiate in good faith the terms and conditions upon which Service Provider would be willing to implement such change.

(b) Notwithstanding any provision of this Agreement to the contrary, Service Provider may make: (i) changes to the process of performing a particular Service that do not adversely affect the benefits to Recipient of Service Provider’s provision or the quality of such Service in any material respect or increase Recipient’s cost for such Service; (ii) emergency changes in the manner in which a particular Service is provided on a temporary and short-term basis; and/or (iii) changes to a particular Service in order to comply with applicable law or regulatory requirements, in each case without obtaining the prior consent of Recipient.

3.03 Additional Services. Recipient may, from time to time, request additional services that are not listed in Exhibit A. The parties may agree to negotiate in good faith the terms and conditions by which Service Provider would be willing to perform such additional services, if at all.

3.04 Steering Committee.

(a) Generally. In order to monitor, coordinate and facilitate implementation of the terms and conditions of this Agreement, MSC and MPM shall establish a “Steering Committee” consisting of executive officers or other authorized designees of each of MSC and MPM and whereby each of MSC and MPM is equally represented.

(b) Composition. The size of the Steering Committee may be fixed from time to time by the unanimous vote of the Steering Committee, but shall not be less than one executive officer from each of MSC and MPM. The Steering Committee shall initially consist of two (2) representatives from each of MSC and MPM, comprised of MSC’s (i) Executive Vice President and Chief Financial Officer and (ii) Vice President and General Controller, and MPM’s (i) President and (ii) Executive Vice President and Chief Financial Officer. Each of MSC and MPM may replace any of its respective Steering Committee representatives at any time by notice to the other party.

(c) Meetings; Actions. The Steering Committee shall meet at least quarterly (or more frequently as may be agreed or upon the reasonable request by a representative) during the Term. Meetings may be in person or by means of a conference telephone or similar communications equipment pursuant to which all representatives can hear each other. A majority of the Steering Committee representatives shall constitute a quorum for the transaction of business. Acts of the Steering Committee shall require the affirmative vote of a majority of the Steering Committee representatives present upon the existence of a quorum, unless a higher threshold is required under this Agreement; provided, that, no action shall be taken without the affirmative vote of not less than one (1) MSC representative and one (1) MPM representative. Any action required or permitted to be taken at any meeting of the Steering Committee may be taken without a meeting if a written consent thereto is signed by all Steering Committee representatives.

(d) Oversight. During the Term, the Steering Committee shall determine the Services to be provided and the payments to be made pursuant to Article V. Such determination with respect to the Services to be provided shall include the scope, manner, level, and place or places where such Services shall be provided. If the members of the Steering Committee are unable (whether by majority vote or in such other manner as the members of the Steering Committee decide) to determine whether a Service is to be provided, or the scope, manner, level and place or places at which such Service shall be provided, such Service shall not be provided until such time as the members of the Steering Committee determine the relevant matters, including as contemplated in Article XII. Subject to the terms and provisions of this Agreement, the Steering Committee may adopt rules and procedures for the conduct of its business, the provision of Services and the implementation of this Agreement. The Steering Committee representative(s) for each party shall stay reasonably apprised of the activities of the employees, agents and contractors of such party who are providing or receiving the Services in order to maximize efficiency in the provision and receipt of the Services.

3.05 Certain Intellectual Property Matters.

(a) MSC hereby acknowledges and agrees that MPM and its subsidiaries have certain intellectual property and common law rights associated with the word “Momentive” and all related trademarks, service marks, brand names, logos, certification marks, assumed names and trade names, including the “Momentive” stylized logo, colors, and other indicia as used in connection with the name and business of MPM (collectively, “MPM Marks”). During the Term (and during any transition period provided in Section 10.04), MPM hereby agrees not to, and to cause its respective controlled Affiliates not to, assert any claims against MSC, MSC Holdings and their respective controlled Affiliates or joint ventures with respect to the use of the word “Momentive” or any MPM Mark in their respective names, businesses and products and services; provided, such use shall be substantially consistent with the trademark practices and quality standards of MPM so as not to weaken the value of the MPM Marks. Such use, and all goodwill associated with such use, shall inure to the benefit of MPM. MPM shall have the right to monitor the quality of the products and services bearing the MPM Marks provided by MSC, including any promotional materials for the same. The MPM Marks shall remain the exclusive property of MPM.

(b) MPM hereby acknowledges and agrees that MSC has certain intellectual property and common law rights associated with the word “Hexion” and all related trademarks, service marks, brand names, logos, certification marks, assumed names and trade names, including the “Hexion” stylized logo, colors, and other indicia as used in connection with the name and business of MSC (collectively, “Hexion Marks”). During the Term (and during any transition period provided in Section 10.04), MSC hereby agrees not to, and to cause its respective controlled Affiliates not to, assert any claims against MPM, MPM Holdings and their respective controlled Affiliates or joint ventures with respect to the use of the word “Hexion” or any Hexion Mark in their respective names, businesses and products and services; provided, that such use shall be substantially consistent with the trademark practices and quality standards of MSC so as not to weaken the value of the Hexion Marks. Such use, and all goodwill associated with such use, shall inure to the benefit of MSC. MSC shall have the right to monitor the quality of the products and services bearing the Hexion Marks provided by MPM, including any promotional materials for the same. The Hexion Marks shall remain the exclusive property of MSC.

(c) In connection with this Agreement, MSC and MPM entered into a Master Confidentiality and Joint Development Agreement, substantially in the form attached hereto as Exhibit B (as amended from time to time, the “Joint Development Agreement”), which is incorporated by reference herein. In the event of any conflict or inconsistency between the terms of this Agreement and the terms of the Joint Development Agreement, the terms of the Joint Development Agreement shall control.

3.06 Certain Agreements Regarding Services. Each of MSC and MPM expressly acknowledges and agrees that, notwithstanding anything in this Agreement to the contrary, (i) without limiting each party’s obligations as set forth in this Agreement (including to provide Services hereunder as a Service Provider), (a) nothing in this Agreement shall restrict or prevent either party from engaging in any transaction in connection with the conduct of its respective business, whether in or outside the ordinary course (including divesting assets or business lines, rationalizing headcount, etc.), and (b) neither party shall be under any obligation to retain or maintain any particular resources (including personnel), (ii) in the provision of any Services hereunder, each party as a Service Provider shall provide the Services at a level consistent in all material respects with the level of service previously provided by such party and (iii) a Recipient shall remain solely responsible for the ultimate direction and control of its business (including the exercise of commercial judgment in connection therewith), including such Recipient’s decisions as to (a) which Services to maintain or to request under this Agreement and (b) how to review and manage its Service Provider’s performance of applicable Services under this Agreement.

ARTICLE IV

PERFORMANCE OF SERVICES

4.01 Standards. Service Provider shall perform the Services in a commercially reasonable manner, using its commercially reasonable efforts to provide the Services in the same manner as if Service Provider was providing such Services for its own account. Actions taken by Service Provider in good faith consistent with the foregoing shall not constitute a breach of this Agreement unless such action materially violates an express provision of this Agreement.

4.02 Employees. Service Provider shall determine the fitness and qualifications of all employees performing the Services. Service Provider shall hire, supervise, direct the work of, and discharge all such employees. Service Provider shall determine the wages and conditions of employment of all such employees. All wages, bonuses, compensation, benefits, termination or severance expenses or liabilities, pension fund contribution obligations or liabilities, and other costs, benefits, expenses or liabilities and entitlements of or in connection with employees employed in connection with provision of the Services shall be Service Provider’s responsibility; provided, that such items shall be Functional Services Costs and will be taken into account as such for purposes of Article V.

4.03 Independent Contractors. Service Provider may hire consultants, independent contractors, or subcontractors, including Affiliates, to perform all or any part of a Service hereunder. Service Provider will remain fully responsible for the performance of its obligations under this Agreement, and Service Provider will be responsible for payments due to its independent contractors, which payments shall be included in the Actual Costs allocated pursuant to Section 5.01.

4.04 No Joint Venture or Partnership. Service Provider shall perform all Services provided pursuant to this Agreement (including Raw Materials/Logistics Services) as an independent contractor to Recipient and not as an employee, stockholder, partner, joint venturer, landlord, agent or representative of Recipient. In no event shall Service Provider be deemed in breach of its obligations hereunder solely by reason of (i) the failure of the financial performance of the Recipient’s business to meet Recipient expectations or income projections or any operating budget or annual plans (including any budgets or plans in connection with or related to the emergence of MPM Holdings and MPM Inc. from reorganization under chapter 11 of the U.S. Bankruptcy Code), (ii) the acts of Recipient’s employees, (iii) the institution of litigation or the entry of judgments against Recipient or Recipient’s business, or (iv) any other acts or omissions not otherwise constituting a material breach of this Agreement, it being the intention and agreement of the parties that Service Provider’s sole obligation hereunder shall be to act in conformity with the standard set forth in Section 4.01.

4.05 Affiliate Transactions. The fact that Service Provider or an Affiliate thereof, or a stockholder, director, officer, member, or employee of Service Provider or an Affiliate thereof, is employed by, or is directly or indirectly interested in or connected with, any Person which may be employed by Recipient to render or perform a service, or from which Service Provider may purchase any property, shall not prohibit Service Provider from employing such Person or otherwise dealing with such Person.

4.06 Cooperation. MSC and MPM shall cooperate fully with each other during the Term to procure and maintain all licenses and operating permits and to facilitate each party’s performance of this Agreement. Recipient shall at its own expense cooperate fully with Service Provider by promptly providing reasonable assistance, resources and access (including the provision of access to its personnel, computer systems, data, equipment and other information) as is necessary to the performance by Service Provider of its obligations hereunder and as may be reasonably requested by Service Provider from time to time.

ARTICLE V

COST ALLOCATION

5.01 Allocation Formula; Capital Expenditures; Adjustments.

(a) Functional Services Costs shall be allocated as follows:

(i) To the extent 100% of such item is demonstrably attributable to or for the benefit of MSC or MPM, 100% of such item shall be allocated to MSC or MPM, as applicable; and

(ii) All other portions of any item that cannot be allocated pursuant to clause (i) above shall be allocated in accordance with the Allocation Percentage.

(b) Capital Expenditures. With respect to any Capital Expenditure made or to be made by a Service Provider, the Steering Committee shall determine whether the cost of such Capital Expenditure should be allocated between MSC and MPM based on the Allocation Percentage or otherwise (including whether any portion of such Capital Expenditure is to be currently billed to either party). Such determination shall be based on the Steering Committee’s reasonable, good faith estimate of the respective anticipated usage of the assets underlying such Capital Expenditure, the parties’ relative costs of capital and respective hurdle rates and any other similar factors deemed relevant by the Steering Committee.

(c) Adjustments.

(i) Quarterly. As part of the Steering Committee’s review of each Quarterly Report and determination of the related Quarterly Reconciliation Payment as set forth in Sections 5.04 and 5.05, the Steering Committee shall evaluate and determine whether significant changes have occurred with respect to either MSC or MPM within such quarter that would require adjustment to the existing Allocation Percentage on a prospective basis for the remainder of the current year in order for the Periodic Reconciliation Payment not to be material. For greater certainty, this quarterly review is not intended to duplicate the annual review, or result in ordinary course changes of the type contemplated in the annual review described in Section 5.06 below.

(ii) Prospective Adjustment. Annually, as part of MPM’s and MSC’s annual budgeting process (or more frequently as determined by the Steering Committee by majority vote, including the affirmative vote of not less than one

(1) MSC representative and one (1) MPM representative (the “Required Approval”)), the Steering Committee shall evaluate and determine whether the Allocation Percentage then in use accurately reflects the use of Services by MSC and MPM, and shall make a determination as to the appropriate Allocation Percentage to reflect anticipated relative usage of the Services during the coming fiscal year.

(iii) Each determination set forth above shall be based on the allocation principles contained in the attached Exhibit H, using such usage or volumetric metrics as the Steering Committee shall determine by the Required Approval (such metrics, as approved, the “Approved Metrics”), and shall not be based on MSC’s and MPM’s respective historic cost structures or how such cost structures have or may have changed since the Effective Date (and shall not be at all based on any changes in cost structures resulting from the transactions and arrangements contemplated hereby). Each of MSC and MPM shall cooperate with the Steering Committee in the aforementioned process, including making appropriate personnel and materials available to the Steering Committee. Upon the Steering Committee’s determination of the appropriate Allocation Percentage for the period under review (and upon the verification by the Audit Firm in accordance with Section 5.06(b) that the Approved Metrics are consistent with good industry practice for shared services agreements of this kind; provided, that the parties acknowledge that the present (i.e., 2014) seven-step Steering Committee approach using the allocation principles contained in the attached Exhibit H satisfies such standards and, accordingly, will be applied by the Audit Firm for the current year and each subsequent year if this approach is used by the Steering Committee), the Steering Committee shall have the authority to and shall direct that the adjusted Allocation Percentage shall instead apply, and upon any such determination, the Allocation Percentage set forth herein shall be deemed amended accordingly. Any dispute regarding the applicable Approved Metrics and the Allocation Percentage that cannot be resolved by the Steering Committee shall be settled pursuant to Article XII.

5.02 Non-Cash Cost Allocation. Any non-cash costs or expenses caused by, incurred or otherwise arising from or relating to the Services shall be allocated to MSC and MPM for financial statement purposes only, without any corresponding cash reimbursement required, in accordance with generally accepted accounting principles, based on the Allocation Percentage principles described in Section 5.01 hereof.

5.03 Monthly Estimate Statements. Prior to the first day of each quarter during the Term, the Steering Committee, with such assistance from MSC and MPM as the Steering Committee shall request, shall (i) estimate (or calculate, as applicable) the (x) Actual Cost of each Service Provider in respect of Services to be provided by it for each month during such quarter, and (y) cost shares of each of the parties as calculated pursuant to this Article V and the estimated net cost share payment, if any, that will be owed by either MSC or MPM, as applicable, to the other party (the “Estimated Monthly Allocation Payment”) for each month during such quarter and (ii) direct the applicable Service Provider to prepare and issue invoices for each Estimated Monthly Allocation Payment to be paid by the other party, which invoices shall be delivered on the first day of each month during such quarter (or as promptly as practicable thereafter). Within ten (10) days of delivery of an invoice for the Estimated Monthly Allocation Payment, the applicable Recipient shall promptly make payment of the Estimated Monthly Allocation Payment. MSC and MPM, as applicable, may elect to cause all or a portion of the Estimated Monthly Allocation Payment to be satisfied by one or more of their subsidiaries, including, in the case of MSC, those subsidiaries listed on Exhibit C and, in the case of MPM, those subsidiaries listed on Exhibit D, which, for the avoidance of doubt, may include settlement in non-U.S. jurisdictions in currency other than U.S. dollars converted at the Exchange Rate for the applicable Recipient.

5.04 Quarterly Statements. Within thirty (30) days following the end of each quarter during the Term, each Service Provider shall furnish the Steering Committee with a written statement with respect to the Actual Cost of such Service Provider in respect of Services provided by it during such quarter, setting forth (i) the cost allocation determined pursuant to Section 5.01(a), (ii) the cost allocation determined pursuant to Section 5.02, and (iii) the amounts paid pursuant to Section 5.03 hereof, together with such other data and information necessary to complete the items described in Section 5.05 hereof (hereinafter referred to as the “Quarterly Report”).

5.05 Quarterly Determination and Payment.

(a) Within twenty (20) days of the submission of the Quarterly Report, the Steering Committee shall (i) determine the cost share of each of the parties as calculated pursuant to this Article V for such quarter, the amount of the Estimated Monthly Allocation Payments made by each of the parties to the other during such quarter and the resultant net cost share payment, if any, owed by either MSC or MPM, as applicable, to the other party for such quarter (the “Quarterly Reconciliation Payment”); and (ii) direct the applicable Service Provider to prepare and issue an invoice for such Quarterly Reconciliation Payment to the other party. Any dispute among members of the Steering Committee that cannot be settled by majority vote shall be settled pursuant to Article XII. If the Steering Committee reasonably believes that a Periodic Reconciliation Payment will become owing and payable pursuant to Section 5.06(a), the Steering Committee may direct that an allocable portion of such anticipated Periodic Reconciliation Payment be combined with the amount(s) owing and payable pursuant to each Quarterly Reconciliation Payment, in order to lessen the size of the anticipated Periodic Reconciliation Payment.

(b) Within fifteen (15) days of the determination by the Steering Committee of the Quarterly Reconciliation Payment, either MSC or MPM may dispute such determination by giving written notice specifying in reasonable detail the nature of such dispute. Any such dispute shall be settled pursuant to Article XII.

(c) Within fifteen (15) days of delivery of the invoice for the Quarterly Reconciliation Payment, if a valid dispute notice has not been delivered in accordance with Section 5.05(b), the applicable Recipient shall promptly make payment of the Quarterly Reconciliation Payment. MSC and MPM, as applicable, may elect to cause all or a portion of the Quarterly Reconciliation Payment to be satisfied by one or more of their subsidiaries, including, in the case of MSC, those subsidiaries listed on Exhibit C and, in the case of MPM, those subsidiaries listed on Exhibit D, which, for the avoidance of doubt, may include settlement in non-U.S. jurisdictions in currency other than U.S. dollars converted at the Exchange Rate for MSC or MPM, as applicable.

5.06 Retrospective True-Up; Independent Verification; Payment.

(a) Retrospective True-Up. Annually, as part of MPM’s and MSC’s annual budgeting process (or more frequently as determined by the Required Approval of the Steering Committee), the Steering Committee shall review and assess the accuracy throughout the year that is the subject of such audit (i.e., the fiscal year prior to the year that is the subject of the then-ongoing annual budgeting process) (the “Past Period”) of (A) the actual billings of Functional Services Costs and Capital Expenditures (i.e., whether the actual billings were consistent with this Agreement and whether the Allocation Percentage was properly applied to all eligible costs and expenses) and (B) whether the Allocation Percentage to be applied to the applicable Past Period should be adjusted and retroactively applied to the Past Period to reflect actual relative usage of the Services by each of MPM and MSC throughout the Past Period (such process, the “Periodic True-Up”). Each of MSC and MPM shall cooperate with the Steering Committee in the aforementioned process, including making appropriate personnel and materials available to the Steering Committee. Upon the Steering Committee’s determination of the appropriate allocation of actual billings and the Allocation Percentage, the Steering Committee shall have the authority to and shall direct that necessary and appropriate steps are taken to effectuate any adjustments determined to be appropriate as part of the Periodic True-Up, including requiring MPM or MSC, as appropriate, to pay to the other party in cash the resultant net cost share payment (each a “Periodic Reconciliation Payment”); provided, however, that there shall be no such retroactive true-up as set forth in this Section 5.06(a) with respect to any periods prior to fiscal year 2015. Any dispute regarding the applicable Approved Metrics and the Allocation Percentage that cannot be resolved by the Steering Committee shall be settled pursuant to Article XII.

(b) Independent Verification.

(i) Annually, as part of MPM’s and MSC’s annual budgeting process (or more frequently as determined by the Required Approval of the Steering Committee), the Steering Committee shall engage an independent, nationally recognized firm or consultant with appropriate experience and expertise (the “Audit Firm”) to undertake an audit as set forth herein. The Audit Firm shall be selected by the Steering Committee; provided, that, in the case of the first Past Period subject to this independent verification only (i.e., the review of fiscal year 2015), the Audit Firm shall be selected from among those firms listed on Exhibit G. Selection of the Audit Firm for subsequent Past Period reviews shall be made (A) by the Required Approval of the Steering Committee, and (B) if necessary, in accordance with Article XII. Fees and expenses of the Audit Firm in connection with such engagement shall be borne by MSC and MPM in accordance with their respective Allocation Percentage as may be adjusted following the results of such audit.

(ii) The Audit Firm shall be given the mandate to review and assess the accuracy of the (1) Allocation Percentage determined in accordance with Section 5.01(c) for prospective application and (2) true-up of the Allocation Percentage (and the application thereof) and the determination of the Reconciliation Payments in accordance with Section 5.06(a). In determining its assessment, the Audit Firm shall evaluate the Services received or expected to be received by MSC and MPM, respectively, utilizing the Approved Metrics and, in the course of the Audit Firm’s review of the Approved Metrics themselves (but subject to the proviso in Section 5.01(c)(iii)), information maintained by or available to the Audit Firm regarding relevant good industry practice for shared services agreements of this kind. In connection with its engagement, MSC and MPM shall cause to be provided to the Audit Firm (1) the Allocation Percentage for all periods being reviewed, and a reasonably detailed description of the process and methodology by which such Allocation Percentage was determined, including backup and supporting materials, (2) all invoices for Estimated Monthly Allocation Payments, Quarterly Reports and invoices for Reconciliation Payments, and related supporting documentation, in each case for all periods being reviewed, (3) detail related to the Approved Metrics necessary to evaluate the Services used by MSC and MPM, and (4) such other financial and operating data as is reasonably requested by the Audit Firm in connection with its mandate set forth in this Section 5.06(b) and the applicable engagement letter. Each of MSC and MPM may provide information to the Audit Firm on a confidential basis, with the information so provided not subject to express inclusion in the report described below. Each of MSC and MPM shall make appropriate members of its management reasonably available to, and shall cause to cooperate with, the Audit Firm throughout its engagement. Each of MSC and MPM shall act in good faith to enable the Audit Firm to complete its written report within 60 days following the date the Audit Firm is engaged and by no later than April 30th of the fiscal year that is being budgeted in the applicable review process.

(iii) Upon completion of its analysis as set forth in this Section 5.06(b), the Audit Firm shall provide to the Steering Committee (which shall provide copies to the MSC and MPM boards of directors) a written report summarizing the Audit Firm’s findings, including the accuracy of any adjustments or true-ups (or lack thereof) determined by the Steering Committee in accordance with Section 5.01(c) and Section 5.06(a). In the event the Audit Firm report identifies incorrect or otherwise deficient results in the Steering Committee’s determinations, the Steering Committee shall work in good faith with the Audit Firm in an effort to resolve and eliminate any discrepancies between the Steering Committee’s final determinations and the Audit Firm’s evaluation of those Steering Committee determinations.

(iv) Prior to the Audit Firm’s delivery of the audit report described herein to the Steering Committee, the Audit Firm shall provide each of MSC and MPM executive management with at least one opportunity of at least one week to review and to provide complete comments on the Audit Firm’s proposed findings; provided that while the Audit Firm shall be obligated to consider MPM and MSC comments in good faith, the Audit Firm shall retain full discretion in conducting its review, reaching its findings, and formulating and presenting its findings.

(c) Payment of Reconciliation Payment. Within fifteen (15) days of delivery of the invoice for the applicable Reconciliation Payment, if a written notice specifying in reasonable detail the nature of a dispute related thereto has not been delivered by such party, MSC or MPM, as applicable, shall promptly pay the applicable Reconciliation Payment to the other in cash. MSC and MPM, as applicable, may elect to cause all or a portion of the applicable Reconciliation Payment to be satisfied by one or more of their subsidiaries, including, in the case of MSC, those subsidiaries listed on Exhibit C and, in the case of MPM, those subsidiaries listed on Exhibit D, which, for the avoidance of doubt, may include settlement in non-U.S. jurisdictions in currency other than U.S. Dollars converted at the Exchange Rate for MSC or MPM, as applicable.

5.07 Taxes.

(a) Recipient is responsible for and will pay all Taxes applicable to the Services provided to Recipient; provided, that such payments by Recipient to Service Provider will be made in a manner that is the most tax-efficient and that does not otherwise negatively impact Service Provider; and provided, further, that Service Provider will not be subject to any liability for Taxes applicable to the Services as a result of such payment by Recipient. Service Provider will collect such Tax from Recipient in the same manner it collects such Taxes from other customers in the ordinary course of Service Provider’s business, but in no event prior to the time it invoices Recipient for the Services with respect to which such Taxes are levied. Recipient may provide Service Provider with a certificate evidencing its exemption from payment of or liability for such Taxes.

(b) Service Provider will promptly reimburse Recipient for any Taxes collected from Recipient and refunded to Service Provider. In the event a Tax is assessed against Service Provider that is solely the responsibility of Recipient and Recipient desires to protest such assessment, Recipient will submit to Service Provider a statement of the issues and arguments requesting that Service Provider grant Recipient the authority to prosecute the protest in Service Provider’s name. Service Provider’s authorization will not be unreasonably withheld. Recipient will finance, manage, control and determine the strategy for such protest while keeping Service Provider reasonably informed of the proceedings. However, the authorization will be periodically reviewed by Service Provider to determine any adverse impact on Service Provider, and Service Provider will have the right to reasonably withdraw such authority at any time. Upon notice by Service Provider that it is so withdrawing such authority, Recipient will expeditiously terminate all proceedings. Any adverse consequences suffered by Recipient as a result of the withdrawal will be submitted to arbitration pursuant to Article XII. Any contest for Taxes brought by Recipient may not result in any lien attaching to any property or rights of Service Provider or otherwise jeopardize Service Provider’s interests or rights in any of its property. Recipient agrees to indemnify Service Provider for all costs and expenses, losses, damages, claims, causes of action and liabilities (including reasonable attorneys’ fees, disbursements and expenses of litigation) that Service Provider incurs as a result of any such contest by Recipient.

(c) The provisions of this Section 5.07 will govern the treatment of all Taxes arising as a result of or in connection with this Agreement, notwithstanding any other Article of this Agreement to the contrary.

ARTICLE VI

COMPLIANCE WITH LAWS

Each of MSC and MPM agrees to comply in all material respects with all applicable laws, rules, regulations and orders of any federal, state, county, city, local, supranational (including those of the European Communities) or foreign governmental, administrative or regulatory authority, agency or body in any jurisdiction in which such party conducts business in relation to the Services provided and matters that are the subject of this Agreement.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

7.01 Representations and Warranties of MSC.

(a) MSC represents and warrants that it is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey, that MSC has full corporate power and authority to enter into this Agreement and perform its obligations hereunder, and that the officer of MSC who executed this Agreement on behalf of MSC is in fact an officer of MSC and has been duly authorized by MSC to execute this Agreement on its behalf.

(b) The execution, delivery and performance by MSC of this Agreement have been duly authorized by all necessary action on the part of MSC and no further action or approval is required in order to constitute this Agreement as the valid and binding obligations of MSC, enforceable in accordance with its terms.

7.02 Representations and Warranties of MPM.

(a) MPM represents and warrants that it is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, that MPM has full corporate power and authority to enter into this Agreement and perform its obligations hereunder, and that the officer of MPM who executed this Agreement on behalf of MPM is in fact an officer of MPM and has been duly authorized by MPM to execute this Agreement on its behalf.

(b) The execution, delivery and performance by MPM of this Agreement have been duly authorized by all necessary corporate action on the part of MPM and no further action or approval is required in order to constitute this Agreement as the valid and binding obligations of MPM, enforceable in accordance with its terms.

ARTICLE VIII

INDEMNITY; LIABILITY

8.01 Indemnity by Service Provider. Service Provider shall indemnify, defend and hold harmless each Recipient Indemnitee from and against any and all costs and expenses, losses, damages, claims, causes of action and liabilities (including reasonable attorneys’ fees, disbursements and expenses of litigation) to the extent arising from, relating to, or connected with (in each case except to the extent directly or indirectly caused by the gross negligence, willful misconduct or material breach of or by Recipient) the gross negligence, willful misconduct or material breach of or by Service Provider or any employee, contractor or agent of Service Provider.

8.02 Indemnity by Recipient. Recipient shall indemnify, defend and hold harmless each Service Provider Indemnitee from and against any and all costs and expenses, losses, damages, claims, causes of action and liabilities (including reasonable attorneys’ fees, disbursements and expenses of litigation) to the extent arising from, relating to, or connected with (in each case except to the extent directly or indirectly caused by the gross negligence, willful misconduct or material breach of or by Service Provider) the provision by Service Provider of Services hereunder.

8.03 Procedure. The party claiming indemnity shall promptly provide the other party with written notice of any claim, action or demand for which indemnity is claimed. The indemnifying party shall be entitled to control the defense of any action; provided, that the indemnified party may participate in any such action with counsel of its choice at its own expense; and provided, further, that the indemnifying party shall not settle any claim, action or demand without the prior written consent of the indemnified party, such consent not to be unreasonably withheld or delayed. The indemnified party shall reasonably cooperate in the defense as the indemnifying party may request and at the indemnifying party’s expense.

8.04 Limitation on Liability. Notwithstanding anything contained herein to the contrary, in no event shall any party, its Affiliates and/or its or their respective directors, officers, employees, representatives or agents be liable for any (i) indirect, incidental, special, exemplary, consequential or punitive damages or (ii) damages for, measured by or based on lost profits, diminution in value, multiple of earnings or other similar measure; provided, however that the limitation of liability set forth in this Section 8.04 shall not apply with respect to claims for damages or indemnification made by Service Provider under Section 8.01 or Section 8.02, as applicable, regarding either any fines, penalties, judgments, awards and other similar orders to pay imposed by a governmental authority or in favor of a third-party with respect to Recipient’s business or any obligation to perform environmental cleanup or remediation pursuant to applicable law or regulatory requirements, in each case except to the extent such fine, penalty, judgment, award or other similar order to pay or such obligations result from Service Provider’s gross negligence, willful misconduct, or material breach of this Agreement.

ARTICLE IX

DEFAULT

9.01 Definition. The occurrence of any one or more of the following events which is not cured within the time permitted shall constitute a default under this Agreement (hereinafter referred to as an “Event of Default”) as to the party failing in the performance or effecting the breaching act.

9.02 Service Provider’s Default. An Event of Default shall exist with respect to Service Provider if Service Provider shall fail to perform or comply with, in any material respect, any of the covenants, agreements, terms or conditions contained in this Agreement applicable to Service Provider and such failure shall continue for a period of thirty (30) days after written notice thereof from Recipient to Service Provider specifying in reasonable detail the nature of such failure, or, in the case such failure is of a nature that it cannot, with due diligence and good faith, be cured within thirty (30) days, if Service Provider fails to proceed promptly and with all due diligence and in good faith to cure the same and thereafter to prosecute the curing of such failure to completion with all due diligence within ninety (90) days after the initial delivery of written notice from the Recipient with respect to such failure.

9.03 Recipient’s Default. An Event of Default shall exist with respect to Recipient if Recipient shall:

(a) unless subject to a good faith dispute hereunder, fail to make any monetary payment required under this Agreement on or before the due date recited herein and such failure continues for thirty (30) Business Days after written notice from Service Provider specifying such failure, or

(b) fail to perform or comply with, in any material respect, any of the other covenants, agreements, terms or conditions contained in this Agreement applicable to Recipient and such failure shall continue for a period of thirty (30) days after written notice thereof from Service Provider to Recipient specifying in reasonable detail the nature of such failure, or, in the case such failure is of a nature that it cannot, with due diligence and good faith, cure within thirty (30) days, if Recipient fails to proceed promptly and with all due diligence and in good faith to cure the same and thereafter to prosecute the curing of such failure to completion with all due diligence within ninety (90) days thereafter.

9.04 Bankruptcy. An Event of Default shall exist with respect to a party if such party, from and after the Emergence Date:

(a) applies for or consents to the appointment of a receiver, trustee or liquidator of itself or any of its property;

(b) makes a general assignment for the benefit of creditors;

(c) is adjudicated bankrupt or insolvent; or

(d) files a voluntary petition in bankruptcy or a petition or an answer seeking reorganization or an arrangement with creditors, takes advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law, or admits the material allegations of a petition filed against it in any proceedings under any such law.

9.05 Reorganization/Receiver. An Event of Default shall exist with respect to a party if, from and after the Emergence Date, an order, judgment or decree is entered by any court of competent jurisdiction approving a petition seeking reorganization of MSC or MPM, as the case may be, or appointing a receiver, trustee or liquidator of MSC or MPM, as the case may be, of all or a substantial part of any of the assets of MSC or MPM, as the case may be, and such order, judgment or decree continues unstayed and in effect for a period of sixty (60) days from the date of entry thereof.

9.06 Delays and Omissions. No delay or omission as to the exercise of any right or power accruing upon any Event of Default shall impair the non-defaulting party’s exercise of any right or power or shall be construed to be a waiver of any Event of Default or acquiescence therein.

ARTICLE X

TERMINATION

10.01 Terminating Events. This Agreement shall terminate between MSC and MPM at the written election of the non-defaulting party, upon the occurrence of an Event of Default under this Agreement when the time to cure has lapsed.

10.02 Termination for Convenience. Either MSC or MPM may terminate this Agreement for its convenience, without cause, by giving the other party written notice not less than thirty (30) days prior to the effective date of such termination.

10.03 Effect of Termination. Notwithstanding anything herein to the contrary, this Section 10.03 and Section 10.04, and Article XIII (other than Section 13.08) shall survive any termination of this Agreement. Unless subject to a good faith dispute hereunder, within thirty (30) days after the termination of this Agreement, Recipient shall pay Service Provider all accrued and unpaid amounts due under this Agreement.

10.04 Transition Assistance.

(a) At the request of Recipient, upon a termination or non-renewal of this Agreement, Service Provider will provide reasonable assistance to Recipient necessary to transfer the applicable Services provided hereunder to Recipient or Recipient’s designated third-party provider, which shall, to the extent requested by Recipient, include the assistance set forth in Section 10.04(b). During the Transition Period, Service Provider shall continue to provide Services to Recipient until such time as Recipient is ready to assume (or to have a third-party provider assume) responsibility for such Services, subject to clause (c) below. Costs and expenses for all of the following shall be allocated in accordance with the Allocation Percentage and shall not be subject to Section 5.01(a)(i): (i) the continuation of Services in the ordinary course, (ii) the provision of assistance in accordance with this Section 10.04, (iii) severance costs of any shared services employees whose services are no longer required following termination of this Agreement and (iv) third party headhunter costs paid during the Transition Period for the recruitment of any new employees required by either Recipient or Service Provider as a consequence of the termination of this Agreement. All other start-up costs and expenses, including for services, infrastructure, consulting and other items reasonably expended as a consequence of the transition of Services (including any services, infrastructure, consulting or other items acquired by Recipient in order to continue performing the Services for itself after the transition of Services) are to be borne solely by Recipient. The division between MPM and MSC of shared and other assets shall be effected in accordance with the Transition Asset Separation Principles set forth on Exhibit I.

(b) Service Provider shall (i) cooperate with Recipient and its designees by granting access to personnel providing Services, and shall make reasonably available information about the resources used to provide the Services (e.g., information technology equipment, software licenses, subcontractors, etc.), (ii) transfer to Recipient all data and other information relating to Recipient’s business, (iii) support transition-related testing and parallel runs undertaken by Recipient during the Transition Period, and (iv) execute its obligations set forth in the Termination Assistance Project Plan in a manner to meet milestones required to transition Services in the manner and on the timeline agreed on a Service by Service basis by the Parties (subject in each case to Recipient’s option in its discretion to extend such termination assistance period for each Service to the end of the Transition Period). In furtherance of the foregoing, upon commencement of the Transition Period, Service Provider shall prepare an exit plan in accordance with the project methodology in the Termination Assistance Project Plan that sets forth specific milestones for Service Provider’s completion of the Termination Assistance Project Plan on the timeline agreed by the parties for each Service (as such timeline for each Service may be extended by Recipient in its discretion in accordance with this Section 10.04), which exit plan shall be subject to the review and approval of Recipient.

(c) Nothing herein to the contrary withstanding, in no event shall Service Provider be required to provide transition assistance for more than twelve (12) months from the date of termination or non-renewal, subject to one successive renewal for an additional sixty (60) day period at the election of Recipient (such transition period, subject to the foregoing limitations, the “Transition Period”).

ARTICLE XI

NOTICES

All notices provided for in this Agreement or related to this Agreement, which either party desires to serve on the other, shall be in writing and shall be considered delivered upon receipt. Any and all notices or other papers or instruments related to this Agreement shall be sent by:

(a) United States registered or certified mail (return receipt requested), postage prepaid, in an envelope properly sealed;

(b) (x) a facsimile transmission where written acknowledgment of receipt of such transmission is received and a copy of the transmission is mailed with postage prepaid or (y) electronic mail where return electronic mail acknowledgement of receipt of such transmission is received; or

(c) a nationally recognized overnight delivery service;

provided for receipted delivery, addressed as follows:

MSC:

Momentive Specialty Chemicals Inc.

180 East Broad Street,

Columbus, OH 43215

Attention:	General Counsel
Facsimile:	(614) 225-2108

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

Attention:	Brian P. Finnegan
Facsimile:	(212) 492-0079

bfinnegan@paulweiss.com

MPM:

Momentive Performance Materials Inc.

22 Corporate Woods Blvd.

Albany, NY 12211

Attention:	General Counsel
Facsimile:	(518) 533-4662

with a copy to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Attention: Matthew Feldman

Facsimile: (212) 728-8111

mfeldman@willkie.com

Either MSC or MPM may change the address or name of addressee applicable to subsequent notices (including copies of said notices as hereinafter provided)

or instruments or other papers to be served upon or delivered to the other party, by giving notice to the other party as aforesaid; provided, that notice of such change shall not be effective until the fifth (5th) day after mailing or facsimile transmission.

ARTICLE XII

DISPUTE RESOLUTION

12.01 Resolution Procedure. Each of MSC and MPM agrees to use its reasonable best efforts to resolve disputes under this Agreement by a negotiated resolution between the parties or as provided for in this Article XII.

12.02 Exchange Of Written Statements. In the event of a dispute under this Agreement, either MSC or MPM, on the one hand, may give a notice to the other party requesting that the Steering Committee in good faith try to resolve (but without any obligation to resolve) such dispute. Not later than fifteen (15) days after said notice, each party shall submit to the other party a written statement setting forth such party’s description of the dispute and of the respective positions of the parties on such dispute and such party’s recommended resolution and the reasons why such party feels its recommended resolution is fair and equitable in light of the terms and spirit of this Agreement. Such statements represent part of a good-faith effort to resolve a dispute and as such, no statements prepared by a party pursuant to this Section 12.02 may be introduced as evidence or used as an admission against interest in any arbitral or judicial resolution of such dispute.

12.03 Good Faith Negotiations. If the dispute continues unresolved for a period of seven (7) days (or such longer period as the Steering Committee may otherwise agree upon) after the simultaneous exchange of such written statements, then the Steering Committee shall promptly commence good-faith negotiations to resolve such dispute but without any obligation to resolve it. Any such meeting may be conducted by teleconference.

12.04 Determination Of Steering Committee. Not later than thirty (30) days after the commencement of good-faith negotiations, if the Steering Committee renders an agreed resolution on the matter in dispute, then both MSC and MPM shall be bound thereby. If the Steering Committee has not resolved the matter in dispute within thirty (30) days after the commencement of good-faith negotiations, either MSC or MPM may submit the dispute to arbitration in accordance with Section 12.05.

12.05 Disputes Submitted to Arbitration. Wherever any dispute arises between MSC and MPM, or among members of the Steering Committee, which is not otherwise resolved by the vote of a majority of the members of the Steering Committee or between the parties, the same shall be submitted to resolution by arbitration to be conducted in New York, New York, in accordance with the American Arbitration Association Rules then in force and the terms and conditions set forth in Sections 12.06 through 12.09.

12.06 Selection of Arbitrators. Either party shall have the right to submit such dispute to arbitration by delivery of written notice to the other party stating that the party delivering such notice desires to have the then unresolved controversy between MSC and MPM reviewed by a board of three (3) arbitrators. Said notice shall also set forth the identity of the person selected by the notifying party as its arbitrator, and shall detail the dispute between the parties and such party’s suggested resolution. Within twenty (20) days after receipt of such notice, the other party shall designate a person to act as arbitrator and shall notify the party requesting arbitration of such designation, the name and address of the person so designated, and the suggested resolution of such dispute by such party. The two (2) arbitrators designated as aforesaid shall promptly select a third arbitrator, and if they are not able to agree on such third arbitrator, then either arbitrator, on five (5) days’ notice in writing to the other, or both arbitrators, shall apply to the local arbitration authority to designate and appoint such third arbitrator. The two arbitrators selected by the parties shall then notify MSC and MPM in writing promptly upon the selection of the third arbitrator. If the party upon whom such written request for arbitration is served shall fail to designate its arbitrator within twenty (20) days after receipt of such notice, then the suggested resolution of the dispute as set forth in the written notice delivered by the party requesting such arbitration shall become the resolution thereof, and shall be binding on MSC and MPM hereunder.

12.07 Submission of Evidence. Within thirty (30) days following the date on which the parties shall have received notice of the appointment of the third arbitrator, the parties shall submit to the arbitrator so appointed a full statement of their respective positions and their reasons in support thereof, in writing, with copies delivered to the other party. Upon receipt of such written statement from the other party, the party receiving the same may file with the arbitrators a written rebuttal. Unless requested by the arbitrators, no hearing shall be required in connection with any such arbitration, and the arbitrators may elect to base their decisions on the written material submitted by the parties; provided, however, that the parties shall submit to hearings, and be prepared to provide testimony, by themselves or by witnesses called on their behalf, if so requested by the arbitrators.

12.08 Decisions of Arbitrators. Following receipt of the written materials from each party, and not later than 60 days from the final hearing held in connection with such arbitration, the arbitrators shall render their decision, which decision shall adopt either the position of MSC or MPM as previously submitted to the arbitrators, in full, without revision or alteration thereof, and without compromise. If more than one issue shall be submitted to the same arbitrators for resolution, each such issue shall be deemed a separate arbitration for all purposes hereof, such issues to be identified separately by the parties in their submission to arbitration, and each such issue shall be subject to a separate decision by the arbitrators.

12.09 Arbitration is Binding. The decision of a majority of the arbitrators shall be binding upon MSC and MPM and shall be enforceable in any court of competent jurisdiction. Such decision and award may allocate the costs of such arbitration to one of the parties, equally or disproportionately between the parties.

ARTICLE XIII

MISCELLANEOUS

13.01 Assignment. Neither MSC nor MPM shall assign this Agreement or any interest therein without the express prior written consent of the other party, which consent shall not be unreasonably withheld. Notwithstanding the preceding sentence, MSC or MPM may assign or transfer this Agreement to any Affiliate of such party; provided, that a counterpart original of such assignment is delivered to the other parties on or before the effective date of such assignment; and provided, further, that such Affiliate expressly assumes and agrees to be bound by all of the terms and conditions of this Agreement. Except as otherwise provided herein, each provision hereof shall extend to and shall, as the case may require, bind and inure to the benefit of the parties’ permitted successors and assigns and legal representatives.

13.02 Construction. The language in all parts of this Agreement shall be in all cases construed simply according to its fair meaning, and not strictly for or against MSC or MPM. This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing the same to be drafted.

13.03 Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of New York without reference to its choice of law provisions.

13.04 Severability. Should any portion of this Agreement be declared invalid or unenforceable, then such portion shall be deemed to be severed from this Agreement and shall not affect the remainder thereof.

13.05 Attorneys’ Fees. Should either party institute an action or proceeding to enforce any provisions hereof or for other relief due to an alleged breach of any provision of this Agreement, the prevailing party shall be entitled to receive from the other party all costs of the action or proceeding and reasonable attorneys’ fees.

13.06 Entire Agreement. This Agreement covers in full each and every agreement of every kind or nature whatsoever between the parties hereto concerning this Agreement, and all preliminary negotiations and agreements, whether verbal or written, of whatsoever kind or nature are merged herein. No oral agreement or implied covenant shall be held to vary the provisions hereof, any statute, law or custom to the contrary notwithstanding.

13.07 Counterparts. This Agreement may be executed in two or more counterparts and shall be deemed to have become effective when and only when all parties hereto have executed this Agreement, although it shall not be necessary that any single counterpart be signed by or on behalf of each of the parties hereto, and all such counterparts shall be deemed to constitute but one and the same instrument.

13.08 Force Majeure. Whenever this Agreement requires an act to be performed within a specified time period or to be completed diligently, such periods are subject to Unavoidable Delays. “Unavoidable Delays” are delays beyond the reasonable control of the party asserting the delay, and include delays caused by acts of God, acts of war, terrorist attack, civil commotions, riots, strikes, lockouts, acts of government in either its sovereign or contractual capacity, perturbation in telecommunications transmissions, inability to obtain suitable labor or materials, accident, fire, water damages, flood, earthquake, or other natural catastrophes. In the event of an Unavoidable Delay, the Recipient may either (i) perform any Services that Service Provider is unable to perform or (ii) contract with a third party to provide any such affected Service.

13.09 No Warranties. Service Provider shall use its best efforts to render the services contemplated by this Agreement in good faith to Recipient, but hereby explicitly disclaims any and all warranties, express or implied, except to the extent expressly provided herein.

13.10 Headings. Headings or captions have been inserted for convenience of reference only and are not to be construed or considered to be a part hereof and shall not in any way modify, restrict or amend any of the terms or provisions hereof.

13.11 Waiver. The waiver by one party of any default or breach of any of the provisions, covenants or conditions hereof of the part of the other party to be kept and performed shall not be a waiver of any preceding or subsequent breach or any other provisions, covenants or conditions contained herein.

13.12 Consent to Jurisdiction. The parties hereto agree that, other than an arbitration proceeding arising pursuant to Article XII, any legal action or proceeding with respect to or arising out of this Agreement may be brought in or removed to the courts of the State of New York located in the borough of Manhattan or of the United States of America for the Southern District of New York. By execution and delivery of this Agreement, the parties hereto accept, for themselves and in respect of their property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts. The parties hereto irrevocably consent to the service of process out of any of the aforementioned courts in any manner permitted by law. The parties hereto hereby waive any right to stay or dismiss any action or proceeding under or in connection with this Agreement brought before the foregoing courts on the basis of forum non-conveniens.

13.13 Waiver of Jury Trial. THE PARTIES HERETO HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT AND THE RELATIONSHIP BETWEEN THE PARTIES HERETO THAT IS BEING ESTABLISHED. THE PARTIES HERETO ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

13.14 Third Party Beneficiaries. None of the obligations hereunder of either party shall run to or be enforceable by any party other than the parties to this Agreement and their respective successors and assigns in accordance with the provisions of this Agreement.

13.15 Amendments. This Agreement may be changed or modified only by an agreement in writing signed by the parties hereto, and no oral understandings shall be binding as between the parties. For the avoidance of doubt, pursuant to Sections 6.01 and 6.03 of the Top Holdco Charter, the negotiation and agreement upon any amendment of this Agreement by MPM (x) shall be directed by the management of MPM and (y) shall constitute an “Affiliate Transaction” relating to Apollo requiring the approval of a majority of the Disinterested Directors of MPM.

13.16 Confidentiality; Data Security and Privacy.

(a) Each party hereto will maintain in strict confidence all Confidential Information received from the other party. Each party agrees that it will not use, disclose to any third Person or grant use of such Confidential Information except to the extent required to receive or provide the Services or as otherwise authorized in advance by the other party in writing. Each party agrees to use at least the same standard of care as it uses to protect its own confidential information of a similar nature to ensure that its employees do not disclose or make any unauthorized use of such Confidential Information, but in no case less than a reasonable standard of care. Each party will disclose the other party’s Confidential Information only to those of such party’s employees, consultants and contractors who need to know such information to assist the party in receiving or performing the Services. Each party will promptly notify the other party upon discovery of any unauthorized use or disclosure of such party’s Confidential Information.

(b) Each party will maintain industry standard data backup and recovery procedures in connection with all of their systems used in performing the Services. Each Party will maintain and enforce physical, technical and logical security procedures with respect to the access and maintenance of any Confidential Information of the other Party that is in its possession in performing the Services, which procedures shall: (a) be at least equal to industry standards; (b) comply with applicable law; and (c) provide reasonably appropriate physical, technical and organizational safeguards against accidental or unlawful destruction, loss, alteration, unauthorized disclosure, theft or misuse. Without limiting the generality of the foregoing, each Party will take reasonable measures to secure and defend its locations and equipment against “hackers” and others who may seek, without authorization, to modify or access its systems, or the information found therein.

(c) The provisions of this Section 13.16 shall be without limitation or modification of any provision set forth in the Joint Development Agreement.

(d) Notwithstanding anything in Section 13.16(a) to the contrary, Service Provider agrees to keep Recipient Personal Data confidential, and agrees to not disclose Recipient Personal Data to third parties without having first received express written approval from Recipient and, if required by applicable law, the applicable Data Subject. Service Provider and Service Provider’s personnel will Process Recipient Personal Data only on a need-to-know basis in connection with the performance of the Services.

(e) Service Provider will implement and maintain technical and organizational measures to ensure the security and confidentiality of Recipient Personal Data in order to prevent, among other things: (i) accidental, unauthorized or unlawful destruction, alteration, modification or loss of Recipient Personal Data, (ii) accidental, unauthorized or unlawful disclosure or access to Recipient Personal Data, and (iii) unlawful forms of processing Recipient Personal Data. The security measures taken will be in compliance with applicable data protection Laws.

(f) Service Provider will comply with all applicable laws pertaining to Personal Data protection and the Processing of Personal Data, and process employment-related data consistent with Recipient’s policies.

(g) Upon the expiration or termination of this Agreement for whatever reason, Service Provider will stop any Processing of Recipient Personal Data and will return to Recipient all copies of Recipient Personal Data along with all notes, analyses, compilations, forecasts, data, translations, studies, memoranda, copies, extracts, reproductions or other documents that contain such Recipient Personal Data.

(h) Service Provider will immediately inform Recipient of any event involving an actual, potential or threatened compromise of the security, confidentiality or integrity of Recipient Personal Data (a “Security Breach”) and take action immediately, at its own expense, to investigate the same and to identify, prevent and mitigate the effects thereof. The content of any filings, communications, notices, press releases, or reports related to a Security Breach must be approved by Recipient prior to any publication or communication thereof to any third party.

*    *    *    *    *

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date and year first above written.

MOMENTIVE SPECIALTY CHEMICALS INC.

By:	/s/ Douglas A. Johns
	Name:	Douglas A. Johns
	Title:	Authorized Person

MOMENTIVE PERFORMACE MATERIALS INC.

By:	/s/ Douglas A. Johns
	Name:	Douglas A. Johns
	Title:	Authorized Person

MOMENTIVE PERFORMACE MATERIALS WORLDWIDE INC.

By:	/s/ Douglas A. Johns
	Name:	Douglas A. Johns
	Title:	Authorized Person

MOMENTIVE PERFORMACE MATERIALS USA INC.

By:	/s/ Douglas A. Johns
	Name:	Douglas A. Johns
	Title:	Authorized Person

JUNIPER BOND HOLDINGS I LLC

By:	/s/ Douglas A. Johns
	Name:	Douglas A. Johns
	Title:	Authorized Person

JUNIPER BOND HOLDINGS II LLC

By:	/s/ Douglas A. Johns
	Name:	Douglas A. Johns
	Title:	Authorized Person

JUNIPER BOND HOLDINGS III LLC

By:	/s/ Douglas A. Johns
	Name:	Douglas A. Johns
	Title:	Authorized Person

JUNIPER BOND HOLDINGS IV LLC

By:	/s/ Douglas A. Johns
	Name:	Douglas A. Johns
	Title:	Authorized Person

MOMENTIVE PERFORMACE MATERIALS QUARTZ, INC.

By:	/s/ Douglas A. Johns
	Name:	Douglas A. Johns
	Title:	Authorized Person

MPM SILICONES, LLC

By:	/s/ Douglas A. Johns
	Name:	Douglas A. Johns
	Title:	Authorized Person

MOMENTIVE PERFORMANCE MATERIALS SOUTH AMERICA INC.

By:	/s/ Douglas A. Johns
	Name:	Douglas A. Johns
	Title:	Authorized Person

MOMENTIVE PERFORMANCE MATERIALS CHINA SPV INC.

By:	/s/ Douglas A. Johns
	Name:	Douglas A. Johns
	Title:	Authorized Person

MOMENTIVE PERFORMANCE MATERIALS INDUSTRIA DE SILICONES LTDA

By:	/s/ Eduardo Sarli
	Name:	Eduardo Sarli
	Title:	Authorized Person

MOMENTIVE PERFORMANCE MATERIALS S. DE R.L. DE C.V.

By:	/s/ Douglas A. Johns
	Name:	Douglas A. Johns
	Title:	Authorized Person

MOMENTIVE PERFORMACE MATERIALS (SHANGHAI) CO LTD

By:	/s/ Xu Guoqing
	Name:	Xu Guoqing
	Title:	Authorized Person

MOMENTIVE PERFORMANCE MATERIALS (NANTONG) CO LTD

By:	/s/ Xu Guoqing
	Name:	Xu Guoqing
	Title:	Authorized Person

WUXI MOMENTIVE PERFORMANCE MATERIALS CO LTD

By:	/s/ Hui Qunyi
	Name:	Hui Qunyi
	Title:	Authorized Person

MOMENTIVE PERFORMANCE MATERIALS HONG KONG LTD

By:	/s/ A. Mertens
	Name:	A. Mertens
	Title:	Authorized Person

MOMENTIVE PERFORMANCE MATERIALS JAPAN LLC

By:	/s/ Akira Sakurai
	Name:	Akira Sakurai
	Title:	Authorized Person

OHTA KAKO LLC

By:	/s/ Hideaki Takaoka
	Name:	Hideaki Takaoka
	Title:	Authorized Person

MOMENTIVE PERFORMANCE MATERIALS KOREA CO LTD

By:	/s/ Dong Min Shin
	Name:	Dong Min Shin
	Title:	Authorized Person

MOMENTIVE PERFORMANCE MATERIALS PTE LTD

By:	/s/ Osman Nebioglu
	Name:	Osman Nebioglu
	Title:	Authorized Person

MOMENTIVE SERVICES S. DE R.L. DE C.V.

By:	/s/ Douglas A. Johns
	Name:	Douglas A. Johns
	Title:	Authorized Person

MOMENTIVE PERFORMANCE MATERIALS LTD.

By:	/s/ Robert Gnann
	Name:	Robert Gnann
	Title:	Authorized Person

MOMENTIVE PERFORMANCE MATERIALS COMMERCIAL SERVICES GMBH

By:	/s/ Robert Gnann
	Name:	Robert Gnann
	Title:	Authorized Person

MOMENTIVE PERFORMANCE MATERIALS RUS LLC

By:	/s/ Robert Gnann		/s/ Matthias Sven Steiner
	Name:	Robert Gnann	Matthias Sven Steiner
	Title:	Authorized Person	General Manager

MOMENTIVE PERFORMANCE MATERIALS KIMYA SANAYI VE TICARET LIMITED SIRKETI

By:	/s/ Robert Gnann
	Name:	Robert Gnann
	Title:	Authorized Person

MOMENTIVE PERFORMANCE MATERIALS (PTY) LTD.

By:	/s/ Robert Gnann
	Name:	Robert Gnann
	Title:	Authorized Person

MOMENTIVE PERFORMANCE MATERIALS (SHANGHAI) MANAGEMENT CO., LTD.

By:	/s/ Takayuki Imaizumi
	Name:	Takayuki Imaizumi
	Title:	Authorized Person

MOMENTIVE PERFORMANCE MATERIALS (SHANGHAI) TRADING CO., LTD.

By:	/s/ Takayuki Imaizumi
	Name:	Takayuki Imaizumi
	Title:	Authorized Person

TA HOLDING PTE LTD

By:	/s/ Osman Nebioglu
	Name:	Osman Nebioglu
	Title:	Authorized Person

NAUTILUS PACIFIC TWO PTE LTD

By:	/s/ Osman Nebioglu
	Name:	Osman Nebioglu
	Title:	Authorized Person

NAUTILUS PACIFIC FOUR PTE LTD

By:	/s/ Osman Nebioglu
	Name:	Osman Nebioglu
	Title:	Authorized Person

MOMENTIVE PERFORMANCE MATERIALS ASIA PACIFIC PTE LTD

By:	/s/ Osman Nebioglu
	Name:	Osman Nebioglu
	Title:	Authorized Person

MOMENTIVE PERFORMANCE MATERIALS (THAILAND) LTD

By:	/s/ Yoke Ping Lim
	Name:	Yoke Ping Lim
	Title:	Authorized Person

MOMENTIVE PERFORMANCE MATERIALS BENELUX BVBA

By:	/s/ Robert Gnann
	Name:	Robert Gnann
	Title:	Authorized Person

MOMENTIVE PERFORMANCE MATERIALS FRANCE SARL

By:	/s/ Robert Gnann
	Name:	Robert Gnann
	Title:	Authorized Person

MOMENTIVE PERFORMANCE MATERIALS GMBH

By:	/s/ Robert Gnann
	Name:	Robert Gnann
	Title:	Authorized Person

MOMENTIVE PERFORMANCE MATERIALS QUARTZ GMBH

By:	/s/ Robert Gnann
	Name:	Robert Gnann
	Title:	Authorized Person

MOMENTIVE PERFORMANCE MATERIALS (INDIA) PRIVATE LIMITED

By:	/s/ Robert Gnann		/s/	V. P. Nalian
	Name:	Robert Gnann		V.P. Nalian
	Title:	Authorized Person		Managing Director

MOMENTIVE PERFORMANCE MATERIALS ITALY SRL

By:	/s/ Robert Gnann
	Name:	Robert Gnann
	Title:	Authorized Person

MOMENTIVE PERFORMANCE MATERIALS SPECIALTIES SRL

By:	/s/ Robert Gnann
	Name:	Robert Gnann
	Title:	Authorized Person

MOMENTIVE PERFORMANCE MATERIALS SILICONES BV

By:	/s/ Robert Gnann
	Name:	Robert Gnann
	Title:	Authorized Person

MOMENTIVE PERFORMANCE MATERIALS SUISSE SARL

By:	/s/ Robert Gnann		/s/	A. Mertens
	Name:	Robert Gnann		A. Mertens
	Title:	Authorized Person		General Manager

MOMENTIVE PERFORMANCE MATERIALS NOVA SCOTIA ULC

By:	/s/ Douglas A. Johns
	Name:	Douglas A. Johns
	Title:	Authorized Person

MPM AR LLC

By:	/s/ Douglas A. Johns
	Name:	Douglas A. Johns
	Title:	Authorized Person

MPM ESCROW

By:	/s/ Douglas A. Johns
	Name:	Douglas A. Johns
	Title:	Authorized Person

MPM FINANCE ESCROW LLC

By:	/s/ Douglas A. Johns
	Name:	Douglas A. Johns
	Title:	Authorized Person

EXHIBIT A

SERVICES

Executive/Senior Management (other than any services of the type provided by any Designated MPM Executive or Designated MSC Executive)

Administrative Support

Treasury

Audit and Tax

Financial Services

Legal Affairs

Property Management

Accounting and Records

Credit and Collections

Accounts Payable

Financial Statements

IT/ERP

Investor and Public Relations

EHS

Engineering

Payroll

Risk Management

Insurance

Human Resources

Procurement of requirements of raw materials, supplies, freight, equipment, electricity, and insurance

Export Services

Contract Manufacturing

For the avoidance of doubt, Services shall not include Excluded Services.

A-1

EXHIBIT B

MASTER CONFIDENTIALITY AND JOINT DEVELOPMENT AGREEMENT

This Master Confidentiality and Joint Development Agreement (“Agreement”) is by and between Momentive Specialty Chemicals Inc., with a principal place of business at 180 East Broad Street, Columbus, Ohio 43215 (“MSC”), and Momentive Performance Materials Inc., with a principal place of business at 22 Corporate Woods Boulevard, Albany, NY 12211 (“MPM”). The effective date of this Agreement is October 1, 2010 (“Effective Date”).

RECITALS

WHEREAS, MSC makes and sells epoxy, phenolic and coating products and materials, as well as forest products, and has developed, and continues to develop, proprietary technology and intellectual property relating to such products and materials, the manufacture of such products and materials and the use of such products and materials in a wide variety of end-use applications;

WHEREAS, MPM makes and sells silicones, quartz and ceramics products and materials, and has developed, and continues to develop, proprietary technology and intellectual property relating to such products and materials, the manufacture of such products and materials and the use of such products and materials in a wide variety of end-use applications;

WHEREAS, MSC and MPM are Affiliates, although separate legal entities, and are both commonly indirectly owned by Momentive Performance Materials Holdings LLC;

WHEREAS, MSC and MPM mutually desire to cooperate with each other from time to time in the exchange of confidential information and proprietary technology and/or in the joint development of certain technology and/or products as the Parties mutually deem appropriate throughout the life of this Agreement; and

WHEREAS, in the event that new technology, products, materials and the like, including any resulting intellectual property related thereto, are developed under this Agreement, MSC and MPM desire to set forth their respective rights regarding the ownership and use of such technology, products, materials and associated intellectual property.

NOW, THEREFORE, in consideration of the material covenants and promises set forth herein the receipt and sufficiency of which is hereby agreed and acknowledged, the Parties agree as follows:

1. Definitions.

1.1 “Affiliate” means any entity that directly or indirectly owns, is owned by, or is under the common ownership with a Party, at any time during the term of this Agreement. “Owns”, “owned” or “ownership” means direct or indirect possession of more than fifty percent (50%) of the votes of holders of a corporation’s voting securities, or a comparable equity or other ownership interest in any other type of entity; provided that for the purposes of this Agreement, MPM and its Affiliates shall not constitute Affiliates of MSC or its Affiliates, and vice-versa.

1.2 “Change of Control” means the occurrence of any of the following events: (a) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of either of MSC or MPM to any entity or group, together with any Affiliates thereof; (b) consummation of a sale of capital stock, merger, consolidation, reorganization or other transaction (or series of related transactions) involving either of MSC or MPM following which the direct or indirect beneficial owners of the applicable Party (or any of them) as of the date hereof do not hold, collectively, capital stock or other securities of the surviving corporation (i) with voting power to elect a majority of the surviving entity’s board of directors or equivalent, or (ii) representing a beneficial interest in the surviving entity equal to at least a majority thereof or (c) any other transaction the result of which is that MPM shall no longer constitute an Affiliate of MSC. For purposes of this definition, no effect shall be given to the proviso to the definition of “Affiliate” set forth in Section 1.1.

1.3 “Confidential Information” means any technical or commercial information or data, trade secrets, know-how, etc., of either Party or their respective Affiliates whether or not marked or stamped as confidential, including without limitation, Technology, Invention(s), Intellectual Property Rights, Independent Technology and any samples of products, materials or formulations including, without limitation, the chemical identity and any properties or specifications related to the foregoing. Any Development Program Technology, MPM Work Product, MSC Work Product, Hybrid Work Product, Prior End-Use Work Product and/or Shared Development Program Technology shall be Confidential Information of the Party that owns the subject matter under the terms set forth in this Agreement.

1.4 “Development Program” means research and development programs that are mutually agreed upon from time to time by the Parties in accordance with the terms of this Agreement and described in a Development Program Form attached as Exhibit A to this Agreement.

1.5 “Development Program Form” means the form described in Section 3.

1.6 “Development Program Technology” means Technology that is not Independent Technology and that is conceived by at least one representative of a Party or a Party’s Affiliates, either solely or jointly, after the Effective Date and before any expiration and/or termination of this Agreement and directly attributed to work performed under any Development Program under this Agreement.

1.7 “Effective Date” means the date first written above.

1.8 “Hybrid Product” shall have the meaning set forth in Section 7.2(c).

1.9 “Hybrid Work Product” shall have the meaning set forth in Section 7.2 (c).

1.10 “Independent Technology” means Technology and associated Intellectual Property Rights owned solely by a Party, which is conceived prior to the Effective Date and/or at any time outside of the course of a Development Program, provided, where such conception occurred after the Effective Date, the owning Party made no use of or reliance upon the other Party’s Technology for such conception or any subsequent reduction to practice.

1.11 “Intellectual Property Rights” means all worldwide utility and design patents, patent applications, and rights associated therewith, including any divisionals, continuations, continuations in part, reissues and reexaminations thereof, regardless of whether such rights arise under the law of the United States or any other state, country or jurisdiction, as well as all know-how, trade secrets, proprietary information, technical data and the like.

1.12 “Invention” means any invention, improvement, know-how, development, or discovery whether patentable or not.

1.13 “MPM Materials” means: (i) chemical substances whether molecular or formulated and whether polymeric, monomeric or elemental which are based on the element silicon; (ii) sealants and adhesives, and adhesion promoters; (iii) catalytic materials including, without limitation, those based on the elements or species tin, amines, nickel, platinum, titanium and palladium; (iv) urethane additives and formulations containing the same; (v) additives for personal care products and resulting formulations; (vi) coatings; (vii) cross-linking agents and coupling agents; (viii) hardcoat formulations; (viii) ceramic powders for industrial use in the manufacture of a wide variety of goods; (ix) thermal management products for use in heat transfer applications; (x) ceramic parts and coated articles, electric resistance heating elements, and related components for use in various industrial processes; (xi) fabricated articles made from fused silica, fused quartz or glass for use in the semiconductor, electronics, metallurgical, thin film and other industries; (xii) ceramic heaters and heater assemblies; (xii) metal carbide coatings; and (xiii) synthetic silicone dioxide and modifications thereof.

1.14 “MPM Work Product” shall have the meaning set forth in Section 7.2 (a).

1.15 “MSC Materials” means (i) epoxy resins curing agents and modifiers for use across a wide range of applications including coatings, laminates, composites and adhesives; (ii) adhesives for use in engineered wood products; (iii) formaldehyde and derivatives including hexamine, methaform and urea concentrates; (iv) mortar chemicals including liquid latexes, redispersible latex powders and other additives; (v) moulding compounds including epoxies, phenolics, melamine-phenolics and unsaturated polyesters; (vi) resin coated proppants; (vii) phenolic and amino resins including phenolic novolac, resole, powder resin solutions and water-based solutions; (viii) tackifier resins and pine chemicals for use in hot melt adhesives, road marking applications and pressure-sensitive and non-pressure-sensitive adhesives; (ix) textile and non-woven resins; (x) UV curable resins for fiber optic applications; (xi) VERSATIC acid and derivatives; (xii) wax products and additives for use in coatings, composites and gypsum panels; and (xiii) wood composite binders for use in plywood and laminated veneer lumber, particleboard, MDF and oriented strand board.

1.16 “MSC Work Product” shall have the meaning set forth in Section 7.2(b).

1.17 “Party” or “Parties” means, subject to Section 2, either MSC or MPM individually, or both MSC and MPM, as the text would warrant.

1.18 “Person” means any individual, corporation, partnership, association, trust, governmental authority or other entity or organization.

1.20 “Previously Commercialized Party” shall have the meaning set forth in Section 1.21.

1.21 “Prior End-Use Work Product” means (i) Hybrid Product or (ii) the use of any products, materials, formulations and the like that are made from or include any Hybrid Product, in each case that can be used in an end-use application that has been commercially exploited by one Party and/or a Party’s Affiliate (but not both of the Parties including their respective Affiliates) prior to the Effective Date. The Party (including their respective Affiliates) who has previously commercialized such end-use application will be referred to as “Previously Commercialized Party”.

1.22 “Purpose” shall have the meaning set forth in Section 2.

1.23 “Royalty Obligations” means payment obligations, whether as up-front payments, royalties, license maintenance fees, milestone payments or any other consideration, for any royalty-bearing license granted in this Agreement that has been reasonably negotiated by the Parties through arm’s-length good faith negotiation and agreement through the Steering Committee as provided in Section 7.4. In a scenario where the Parties have agreed to jointly pursue a commercial opportunity and the licensor Party has decided, in its sole discretion, that its participation in the joint opportunity will provide it with sufficient value, the licensor Party may decide, in its sole discretion, that a reasonable royalty is one dollar or other nominal amount. The Royalty Obligations may be agreed upon as part of a Development Program Form, an amendment to this Agreement or any other writing executed between the Parties.

1.24 “Shared Development Program Technology” means Development Program Technology that (i) did not evolve into MPM Work Product or MSC Work Product, (ii) is not Prior End-Use Work Product or (iii) does not meet the criteria set forth in
Section 7.2(c)(i) through (v).

1.25 “Steering Committee” means the committee described in Section 6.2.

1.26 “Technology” means all tangible or intangible know-how, knowledge, concepts, procedures, schematics, trade secrets, technical information and data, ideas, processes, inventions, technology, discoveries, improvements, methods, compositions, formulae, techniques, test results, devices, designs, and/or manufacturing specifications and procedures, strategic business information, financial information, and any information regarding sources and prices for raw materials, subassemblies, parts and manufacturing services.

2. Agreement Subject Matter. It is expected that the Parties will be exchanging Confidential Information with each other: (i) during their mutual evaluation of potential opportunities to collaborate with each other in the commercial exploitation of their respective products and technologies, (ii) during any cooperative research and development of newly developed products and technologies, and (iii) during the commercial phase of any cooperative exploitation of a Party’s products and/or technologies. In addition, it is expected that the Parties will also exchange Confidential Information during the planning for and delivery of services pursuant to that certain Shared Services Agreement, effective October 1, 2010, subscribed to by, among other parties, MPM and Hexion Specialty Chemicals Inc. (predecessor company to MSC). Accordingly, this Agreement sets forth the terms and conditions for the disclosure, receipt and use of the other Party’s Confidential Information and also sets forth the terms and conditions for any cooperative development activities that the Parties may mutually decide to pursue. All of the activities and exchanges of Confidential Information described in this Section 2 shall be referred to as the “Purpose.” For the purpose of clarity, each Party will be engaging in activities to achieve the Purpose either by itself or with the assistance of, or through, one or more of its Affiliates. Therefore, the term “Party” (or “Parties”) or MPM or MSC in this Agreement shall mean the applicable Party and its respective Affiliates, as the context requires. As an exception, the foregoing shall not apply to Section 7.2 since it is intended that only MPM or MSC shall become owners of the subject matter, materials and/or products contemplated therein.

3. Development Program. During the life of this Agreement, it is anticipated that the Parties will meet from time to time to explore opportunities to collaborate with each other under a Development Program to develop new products and/or technology that could potentially benefit the Parties. If, as a result of these meetings, the Parties mutually agree to pursue a Development Program, the Parties will work in cooperation, through the Steering Committee or as otherwise agreed by the Parties, to define goals and objectives of such Program and, thereafter, the scope of work, milestones and timelines of the Development Program. The Parties shall also define the roles and responsibilities of each Party, and nominate program leaders from each of their respective organizations, as further described in Section 6, who will work with each other to oversee and manage the establishment and implementation of the Development Program and jointly develop protocols for the exchange of experimental plans, technical program data and reporting periodic progress reviews. All of the foregoing activities, etc. will be described in a separate written Development Program Form, substantially in the form attached hereto as Exhibit A (Development Program Form). Each Development Program Form shall be signed by a duly authorized representative of each Party and maintained by the Parties in a separate database and/or in the file where this Agreement is maintained. Each Party agrees to regularly share data and information generated as a result of each Development Program undertaken hereunder, and to promptly notify the other Party of any new Development Program Technology, including without limit, any Invention conceived or reduced to practice in the course of a Development Program. For the purpose of clarity, in the event that any joint development activity or initiative is carried out by the Parties and, in so doing, the Parties fail to complete and execute a Development Program Form, such activity will nevertheless be subject to all of the terms and conditions of this Agreement and such failure will not relieve a Party or the Parties from complying with this Agreement.

4. Information Sharing.

4.1 In order to coordinate and direct their respective research and development activities under any Development Program, the Parties, through their respective program leaders, will meet on a monthly basis, or as otherwise deemed necessary by the Parties. During these monthly meetings, the Parties will review the activities undertaken in connection with any ongoing Development Programs, report on the progress towards achieving any established goals and objectives and/or any perceived challenges or impediments to achieving such objectives, discuss the status of the scope of work and any associated milestones and timelines and make adjustments to the scope of work, milestones and/or timelines as deemed necessary or beneficial. It is expected that these monthly meetings will take place by telephone unless the Parties mutually agree otherwise.

4.2 The Parties shall jointly prepare a written report every three (3) months during the life of any Development Program that outlines all research and development activities that have transpired, the current status of such activities, any relevant conclusions, future activities under contemplation, and any proposed changes to the R & D scope, milestones and/or timelines. The report shall also include a clear explanation and documentation of any inventions, discoveries, improvements, etc. that have been made, as well as any conception records generated in the manner set forth in Section 7.9(d).

5. Financial Terms. Unless otherwise decided by the Steering Committee and subsequently memorialized in a writing signed by the Parties’ respective duly authorized representatives, the Parties shall bear their respective costs relating to performance under this Agreement without any financial obligation to the other and neither Party shall be entitled to any reimbursement from the other Party for costs it incurs in support of any Development Program.

6. Management of Joint Development Activities/Steering Committee.

6.1 Both MPM and MSC would each appoint one (1) individual from their respective organizations to act as a Program Leader for each Development Program that is pursued under this Agreement. The Program Leaders so appointed would be responsible for: (i) establishing an R & D team (composed of personnel having the requisite level of experience to properly and efficiently implement the Development Program); (ii) developing an R & D plan pursuant to the general guidelines set forth in Sections 2 and 3; (iii) overseeing the day-to-day management and implementation of the Development Program on behalf of MPM and MSC; and (iv) coordinating the exchange of routine Development Program-related communications between MPM and MSC. The Program Leaders would be further responsible for establishing a patent development strategy including, among other things, patent procurement targets, to protect all Development Program Technology. In addition, the Program Leaders will prepare an outline detailing proposed ownership of patents and patent applications, consistent with the ownership provisions of Section 7.2, that are likely to evolve from the Development Program on or before six (6) months from the date of commencement of the Development Program in question. This outline will, in turn, be reviewed by the Steering Committee and adopted or modified, as the Steering Committee deems appropriate. As a Development Program approaches its latter stages and the Parties have established an understanding of the potential value associated with the Development Program Technology and other work product resulting from a Development Program, the Program Leaders will prepare a proposed business model or value-sharing proposition for consideration by the Steering Committee. In the event that the Parties decide, by mutual agreement or Steering Committee determination, that a particular Development Program would be executed and managed more efficiently by one of the Program Leaders due to his or her prior experience in the targeted subject matter area, the Parties, or the Steering Committee, may nominate one of the Program Leaders to serve as the managing Program Leader for that particular Development Program.

6.2 Both MPM and MSC would each appoint three (3) individuals from their respective organizations to form a Steering Committee; one (1) individual should be a senior-level representative selected from the marketing/commercial group, one (1) individual should be a senior-level representative selected from the technology group and the third individual can be selected as a Party deems appropriate. In general, the functions of the Steering Committee would be to provide strategic direction to the Program Leaders and make informed decisions regarding the direction, management and implementation of the Development Program(s). Each Party, in its sole discretion, would be permitted to change its own Steering Committee members by providing written notice to the other Party, along with an explanation of why the change is being made.

6.3 The Steering Committee would meet in person at least two (2) times per year or as otherwise deemed necessary. The location of meetings would alternate between MPM and MSC host facilities. Alternatively, the Steering Committee, at its discretion, could conduct these meeting via telephone. Steering Committee decisions would become effective with a unanimous vote. Each member of the Steering Committee would have one (1) vote.

6.4 In addition to addressing the matters set forth in Sections 3, 5, 6.1, 6.2 and 7.2 (c), or by way of further clarifying such matters, the Steering Committee would consider and reach decisions on the following matters:

(a) Whether to accept, reject or modify R & D plans or Development Programs proposed by the Program Leaders;

(b) Whether to continue or modify ongoing Development Programs;

(c) Approve or reject key milestone events for Development Programs, as established by the Program Leaders, including anticipated deliverables and dates of completion and revise and/or add secondary milestones as necessary;

(d) Whether to procure resources that are needed from time to time in the execution of any Development Program;

(e) Discuss and decide upon commercialization options and strategies for exploiting any technologies, products, systems, materials and the like that result from work performed under a Development Program and provide specific guidance and direction to MPM and MSC for executing any established commercialization strategies; and

(f) Make reasonable determination of Royalty Obligations as contemplated under this Agreement.

7. Intellectual Property Ownership, Commercial Principles and Licenses.

7.1 Independent Technology. Each Party acknowledges and agrees that, as between the Parties, each Party is and shall remain for all purposes hereunder the sole and exclusive owner of all right, title and interest in and to its Independent Technology and all associated Intellectual Property Rights. Each Party acknowledges that it acquires no rights under this Agreement to the other Party’s Independent Technology or associated Intellectual Property Rights other than the limited licenses expressly granted in this Agreement.

7.2 Ownership of Development Program Technology and Related Intellectual Property Rights. Unless otherwise agreed in writing, and subject to Section 7.1, ownership of Development Program Technology and all Intellectual Property Rights derived therefrom shall be as follows:

(a) MPM. As between the Parties, MPM shall own all Development Program Technology relating to (i) MPM Materials, (ii) all know-how and processes relating to the manufacture of MPM Materials, (iii) all analytical and/or quality control techniques used in the evaluation of MPM Materials, (iv) all uses of any MPM Materials (without use of any MSC Material) in any and all end-use applications, and (v) any and all products, materials, formulations and the like that are made from or include an MPM Material (without the use or inclusion of any MSC Material). MPM shall also own all Intellectual Property Rights derived from any of the foregoing in (i) through (v), developed pursuant to this Agreement as Development Program Technology, regardless of inventorship. All of the foregoing in (i) through (v) shall be referred to as “MPM

Work Product.” MSC hereby assigns to MPM the entire right, title and interest in and to the MPM Work Product, including without limit, any Inventions and Intellectual Property Rights derived from the Development Program Technology associated with or applicable to such MPM Work Product.

(b) MSC. As between the Parties, MSC shall own all Development Program Technology relating to (i) MSC Materials, (ii) all know-how and processes relating to the manufacture of MSC Materials, (iii) all analytical and/or quality control techniques used in the evaluation of MSC Materials, (iv) all uses of any MSC Materials (without the use or inclusion of any MPM Material) in any and all end-use applications, and (v) any and all products, materials, formulations and the like that are made from or include an MSC Material (does not include an MPM Material). MSC shall also own all Intellectual Property Rights derived from any of the foregoing in (i) through (v), developed pursuant to this Agreement as Development Program Technology, regardless of inventorship. All of the foregoing in (i) through (v) shall be referred to as “MSC Work Product.” MPM hereby assigns to MSC the entire right, title and interest in and to the MSC Work Product, including without limit, any Inventions and Intellectual Property Rights derived from the Development Program Technology associated with or applicable to such MPM Work Product.

(c) Ownership Requiring A Steering Committee Decision. Subject to Section 7.2(e), the Steering Committee shall decide, on a case-by-case basis, which Party owns, as between the Parties, Development Program Technology relating to: (i) any product, material, composition of matter, system or the like that includes an MPM Material and an MSC Material (“Hybrid Product”), (ii) all know-how, processes, etc., relating to the manufacture of any Hybrid Product, (iii) all analytical and/or quality control techniques used in the evaluation of any Hybrid Product, (iv) any and all end-use applications of any Hybrid Product, provided that such end-use applications have never been commercially exploited by either of the Parties, or have been commercially exploited by both of the Parties, prior to the Effective Date, (v) any and all end-use applications of products, materials, formulations and the like that are made from or include any Hybrid Product, provided that such end-use applications have never been commercially exploited by either of the Parties, or have been commercially exploited by both of the Parties, prior to the Effective Date and (vi) Shared Development Program Technology. All of the foregoing in (i) through (vi) shall be referred to as “Hybrid Work Product.” An owner of any Hybrid Work Product as decided by the Steering Committee shall also own all of the Intellectual Property Rights in the Development Program Technology derived from that Hybrid Work Product and the non-owning Party hereby assigns to the owning Party the entire right, title and interest in and to that Hybrid Work Product, including without limit, any Inventions and Intellectual Property Rights derived from the Development Program Technology associated with or applicable to such Hybrid Work Product.

(d) Joint Ownership As Default Decision. In the event that the Steering Committee is unable to reach a decision regarding the ownership of Development Program Technology and related Intellectual Property Rights resulting from Hybrid Work Product as contemplated in Section 7.2 (c) at the Steering Committee meeting that the particular ownership issue is presented for consideration, or within thirty (30) days thereafter should the Steering Committee decide that it needs more time to reach a definitive decision, then the Parties shall jointly own that Hybrid Work Product and such related Intellectual Property Rights until a definitive decision is reached, provided that, during any period of joint ownership, neither Party will (i) exercise such joint ownership in a way that is inconsistent with the intent and the terms and conditions of this Agreement, (ii) assign or transfer title to any such work product or Intellectual Property Rights without the other Party’s express prior written consent, or (iii) license or otherwise provide such Hybrid Work Product or Intellectual Property Rights to any third party, including without limitation any competitor of the other Party or any infringer or potential infringer which the other Party is pursuing or plans to pursue. In the event that a definitive decision is reached with respect to the ownership of the subject Hybrid Work Product and related Intellectual Property Rights derived from Development Program Technology, the owning party will own such Hybrid Work Product and such related Intellectual Property Rights under the terms and conditions of this Agreement. In the event that a definitive decision assigning ownership of any Hybrid Work Product and related Intellectual Property Rights derived from Development Program Technology to one of the Parties is never reached, then the Parties will continue to jointly own such Hybrid Work Product and related Intellectual Property Rights derived from Development Program Technology subject to the terms of this Section 7.2 (d).

(e) Other Ownership Provisions. As between the Parties, the Previously Commercialized Party shall own all Development Program Technology relating to the Prior End-Use Work Product in the end-use application that it has commercialized prior to the Effective Date. An owner of Prior End-Use Work Product shall also own all of the Intellectual Property Rights in the Development Program Technology derived from that Prior End-Use Work Product and the non-owning Party hereby assigns to the owning Party the entire right, title and interest in and to that Prior End-Use Work Product, including without limit, any Inventions and Intellectual Property Rights in the Development Program Technology associated with or applicable to such Prior End-Use Work Product.

7.3 Research Licenses.

(a) Subject to the terms and conditions of this Agreement, each Party hereby grants to the other Party and its Affiliates, on behalf of itself and its Affiliates, a non-exclusive, royalty-free, worldwide, revocable, limited license to use, during the term of this Agreement, the Independent Technology of the owner Party, solely to permit the other Party’s (by itself and/or through its Affiliates’) performance of research and development activities in connection with the execution and implementation of any Development Program under this Agreement and/or to pursue by itself, with no third Person (not including Affiliates) involvement, independent, internal research and development initiatives outside the scope of this Agreement. In the event that a Party’s and/or its Affiliates’ (“Licensor Party”) Independent Technology is used under the license granted in this Section 7.3 (a) by the other Party and/or its Affiliates (“Licensee Party”) to pursue independent research and development initiatives outside the scope of this Agreement and such initiatives result in the creation or development of any Invention and/or Technology, the Licensee Party hereby grants and agrees to grant to the Licensor Party, a non-exclusive, royalty-free, worldwide license under such Invention and/or Technology, as well as any Intellectual Property Rights derived from such Invention and/or Technology.

(b) Subject to the terms and conditions of this Agreement, each Party hereby grants to the other Party and its Affiliates, on behalf of itself and its Affiliates, a non-exclusive, royalty-free, worldwide, revocable, limited license to use, during the term of this Agreement, the Intellectual Property Rights derived from the Development Program Technology directly related to the MPM Work Product, MSC Work Product, Hybrid Work Product and Prior End-Use Work Product (as the case may be) of the owner Party, solely to permit the other Party’s performance (by itself and/or through its Affiliates) of research and development activities in connection with the execution and implementation of any Development Program under this Agreement and/or to pursue by itself, with no third Person (not including Affiliates) involvement, independent, internal research and development initiatives outside the scope of this Agreement. In the event that a Party’s and/or its Affiliates’ (“Licensor Party”) Independent Technology is used under the license granted in this Section 7.3 (b) by the other Party and/or its Affiliate (“Licensee Party”) to pursue independent research and development initiatives outside the scope of this Agreement and such initiatives result in the creation or development of any Invention and/or Technology, the Licensee Party hereby grants and agrees to grant to the Licensor Party, a non-exclusive, royalty-free, worldwide license under such Invention and/or Technology, as well as any Intellectual Property Rights derived from such Invention and/or Technology.

7.4 Commercial Principles. Each Party agrees to use commercially reasonable efforts to develop, implement and follow collaborative strategies for the commercialization of any MSC Material, MPM Material and/or Hybrid Product. The purpose of the foregoing obligation is to provide each Party with an equitable and balanced opportunity to derive value and monetary return from opportunities that might result from any work or collaboration done under this Agreement. One component of any evaluation of a collaborative commercial strategy will include an analysis of the value proposition associated with the joint pursuit of a commercial opportunity by the Parties. One such consideration is the Royalty Obligations that would be associated with the commercial licenses granted under Sections 7.5 through 7.8, which will be negotiated and agreed to by the respective representatives of the Parties through the Steering Committee in arm’s-length good faith negotiations. Each Party acknowledges and agrees that the agreement on the Royalty Obligations is a condition precedent to the effectiveness of the commercial licenses granted under Sections 7.5 through 7.8 and the licensee Party will pay the Royalty Obligations during the term of such licenses. It is expected that the Steering Committee members will play a primary role in fulfilling the obligations under this Section 7.4 on behalf of their respective organizations. If, after using commercially reasonable efforts to satisfy these obligations, the Parties decide that it is not commercially feasible or desirable to pursue a commercial opportunity jointly, each Party shall be permitted to separately pursue the opportunity. For the purpose of clarity, the Parties do not intend for anything contained in this Section 7.4 to create any partnership, agency, joint venture or the like between the Parties. Indeed, the Parties intend, at all times, to maintain their separate legal identities as they work together under this Agreement.

7.5 MPM Licenses To MSC.

(a) Subject to the terms and conditions of this Agreement, including the payment of applicable Royalty Obligations by MSC, MPM agrees to grant and does hereby grant to MSC and its Affiliates, on behalf of itself and its Affiliates, a nonexclusive, royalty-bearing, worldwide, revocable license under its Intellectual Property Rights derived from, and only from, MPM Work Product to make, have made, use, sell, offer to sell and import MSC Materials and/or Hybrid Products, provided that this license shall not become effective and MSC shall not actually have any licensed rights under this Section 7.5(a) until the applicable Royalty Obligations have been agreed to by the Parties as provided in Section 7.5. This license does not grant MSC any sublicense rights and does not include any license to MPM’s Intellectual Property Rights that relate to MPM’s Independent Technology. MPM agrees not to enforce any infringement claim of the Intellectual Property Rights licensed under this Section 7.5(a) based on a use of MSC’s Materials and/or Hybrid Products by a customer who purchases MSC Materials and/or Hybrid Products from MSC.

(b) Subject to the terms and conditions of this Agreement, including the payment of applicable Royalty Obligations by MSC, MPM agrees to grant and does hereby grant to MSC and its Affiliates, on behalf of itself and its Affiliates, a nonexclusive, royalty-bearing, worldwide, revocable license under its Intellectual Property Rights derived from, and only from, Prior End-Use Work Product to use a Hybrid Product, and/or any products, materials, formulations and the like that are made from or include any Hybrid Product, provided that this license shall not become effective and MSC shall not actually have any licensed rights under this Section 7.5 (b) until the applicable Royalty Obligations have been agreed to by the Parties as provided in Section 7.4. This license also includes a right for MSC to sublicense the licensed right of use to its customers.

(c) Subject to the terms and conditions of this Agreement, including the payment of applicable Royalty Obligations by MSC, MPM agrees to grant and does hereby grant to MSC and its Affiliates, on behalf of itself and its Affiliates, a nonexclusive, royalty-bearing, worldwide, revocable license under its Independent Technology to make, have made, use, sell, offer to sell and import MSC Materials and/or Hybrid Products, provided that this license shall not become effective and MSC shall not actually have any licensed rights under this Section 7.5(c) until the applicable Royalty Obligations have been agreed to by the Parties as provided in Section 7.4. MPM agrees not to enforce any infringement claim of the Intellectual Property Rights licensed under this Section 7.5(c) based on a use of MSC’s Materials and/or Hybrid Products by a customer who purchases MSC Materials and/or Hybrid Products from MSC.

7.6 MSC Licenses To MPM.

(a) Subject to the terms and conditions of this Agreement, including the payment of applicable Royalty Obligations by MPM, MSC agrees to grant and does hereby grant to MPM and its Affiliates, on behalf of itself and its Affiliates, a nonexclusive, royalty-bearing, worldwide, revocable license under its Intellectual Property Rights derived from, and only from, MSC Work Product to make, have made, use, sell, offer to sell and import MPM Materials and/or Hybrid Products, provided that this license shall not become effective and MSC shall not actually have any licensed rights under this Section 7.6(a) until the applicable Royalty Obligations have been agreed to by the Parties as provided in Section 7.4. This license does not grant MPM any sublicense rights and does not include any license to MSC’s Intellectual Property Rights that relate to MSC’s Independent Technology. MSC agrees not to enforce any infringement claim of the Intellectual Property Rights licensed under this Section 7.5(a) based on a use of MPM’s Materials and/or Hybrid Products by a customer who purchases MPM Materials and/or Hybrid Products from MPM.

(b) Subject to the terms and conditions of this Agreement, including the payment of applicable Royalty Obligations by MPM, MSC agrees to grant and does hereby grant to MPM and its Affiliates, on behalf of itself and its Affiliates, a nonexclusive, royalty-bearing, worldwide, revocable license under its Intellectual Property Rights derived from, and only from, Prior End-Use Work Product to use a Hybrid Product, and/or any products, materials, formulations and the like that are made from or include any Hybrid Product, provided that this license shall not become effective and MPM shall not actually have any licensed rights under this Section 7.6(b) until the applicable Royalty Obligations have been agreed to by the Parties as provided in Section 7.4. This license also includes a right for MPM to sublicense the licensed right of use to its customers.

(c) Subject to the terms and conditions of this Agreement, including the payment of applicable Royalty Obligations by MPM, MSC agrees to grant and does hereby grant to MPM and its Affiliates, on behalf of itself and its Affiliates, a nonexclusive, royalty-bearing, worldwide, revocable license under its Independent Technology to make, have made, use, sell, offer to sell and import MPM Materials and/or Hybrid Products, provided that this license shall not become effective and MPM shall not actually have any licensed rights under this Section 7.5(c) until the applicable Royalty Obligations have been agreed to by the Parties as provided in Section 7.4. MSC agrees not to enforce any infringement claim of the Intellectual Property Rights licensed under this Section 7.6(c) based on a use of MPM’s Materials and/or Hybrid Products by a customer who purchases MPM Materials and/or Hybrid Products from MPM.

7.7 Cross Licenses.

(a) Subject to the terms and conditions of this Agreement, including the payment of applicable Royalty Obligations by the licensee Party under this Section, each Party agrees to grant and does hereby grant to the other Party and its Affiliates, on behalf of itself and its Affiliates, a nonexclusive, royalty-bearing, worldwide, revocable license under its Intellectual Property Rights derived from, and only from, Hybrid Work Product that it owns under this Agreement to make, have made, use, sell, offer to sell and import Hybrid Products, provided that this license shall not become effective and neither licensee Party shall actually have any licensed rights under this Section 7.7(a) until the applicable Royalty Obligations have been agreed to by the Parties as provided in Section 7.4. This license does not grant either Party any sublicense rights and does not include any license to either Party’s Intellectual Property Rights that relate to a granting Party’s Independent Technology. Each Party agrees not to enforce any infringement claim of the Intellectual Property Rights licensed under this Section 7.7(a) based on a use of Hybrid products by a customer who purchases Hybrid Products from the licensee Party.

7.8 Other Additional License. While the Parties have endeavored to include all licensing arrangements in this Agreement that are deemed necessary or desirable to allow each Party to conduct the activities contemplated in this Agreement or as a result of this Agreement, the Parties recognize that there may be a need to subsequently establish other licensing arrangements between the Parties. In the event that a Party decides that it is necessary or desirable to enter into one or more licensing arrangements not included in this Agreement, each Party agrees to enter into good faith negotiations with each other for such licenses. Any additional licenses shall only become effective by way of a written amendment to this Agreement signed by a duly authorized representative of each Party.

7.9 Patent Procurement Procedures.

(a) An owner of the MPM Work Product, MSC Work Product, Hybrid Work Product and Prior End-Use Work Product, as set forth above, shall have the right, in its own discretion, to file patent applications in the United States and in any country of the world outside the United States in its own name. Each Party, at the request of the other Party, shall exercise reasonable efforts to support the filing of patent applications by the other Party in their respective technical fields of ownership. Such efforts shall include support by inventors and execution of all legal documents (applications, assignments and declarations). All costs of preparing, filing and prosecuting patent applications owned by a Party, and of maintaining such Patents, shall be borne by said Party. In the event a Party decides against filing a patent application directed to any Development Program Technology that it owns under this Agreement and, additionally, the owning Party does not wish to maintain such Development Program Technology as a trade secret, the other non-owning Party shall have the right to take ownership of such Development Program Technology for no additional consideration, and agrees that it shall bear all costs associated with the procurement and maintenance of any patents. Analogously, if the owner of a patent directed to Development Program Technology resulting from this Agreement is no longer interested in maintaining such patent, the owner will provide the other Party with reasonable advanced notice of its intent to allow the patent to lapse to give the other Party the opportunity to pay the maintenance fees and assume ownership of the patent in question for no additional consideration. Also, if a Party decides against filing a patent application directed to Development Program Technology in a particular country or countries that are of interest to the other Party, the owning Party will allow the other Party to effectuate the filings in those other countries, at the other Party’s expense, and the other Party will assume ownership of that patent application and any patent(s) issuing therefrom without the need to pay any additional consideration. In the event that a transfer by one Party to the other Party occurs under this Section 7.9(a), the transferor shall retain a royalty-free, worldwide, nonexclusive, irrevocable license under the transferred Development Program Technology and/or Intellectual Property Rights in question.

(b) In those instances where each Party will be filing a patent application that will disclose and/or claim subject matter that is related or similar to the subject matter presented in the other Party’s patent application, the Parties agree to file their respective priority patent applications on the same day. In order to facilitate and execute this requirement, the Parties’ patent counsel will coordinate and implement the appropriate actions.

(c) The Parties agree that when filing patent applications directed to their respective areas of technical subject matter, they will not claim subject matter owned by the other Party, without receiving the other Party’s written consent.

(d) A separate record of conception shall be prepared for each invention relating to Technology conceived under any Development Program. Each conception record shall include a proper description of the conceived invention. The conception record shall also include a description of an operative method of making the invention (where appropriate), as well as a description of the utility of the invention. The conception record, including the foregoing descriptions, shall be read by one having a level of skill in the art in the technical field in question required to understand the substance of such record (“Corroborating Witness”). Finally, the conception record shall be signed and dated by the person(s) who conceived the invention and by the Corroborating Witness. Subject to Section 8 (where appropriate), a copy of each conception record generated under this Agreement shall be provided to the other Party for review, along with the written reports contemplated in Section 4.2.

(e) The Parties agree and acknowledge that this Agreement is and shall be treated as a “joint research agreement” within the meaning of Title 35 U.S.C. §103(c). The Parties agree to permit one another the right to disclose to the United States Patent and Trademark Office (“USPTO”) and other foreign patent prosecution offices, where appropriate or necessary, the existence and identifying information of patent applications that are filed by the other Party; and the existence of this Agreement.

(f) While either Party may rely upon Title 35 U.S.C. §103(c) to overcome a prior art issue or to overcome a rejection imposed by the USPTO, so that the Party disqualifies the other Party’s patent or patent application as prior art, the Parties agree to use reasonable efforts to traverse a rejection by the USPTO without resorting to Title 35 U.S.C. §103(c). Should a Party ultimately elect, at its sole option and discretion, to rely upon Title 35 U.S.C. §103(c), the Parties shall cooperate in obtaining and filing any and all required papers, documents, approvals, consents and/or authorizations and including amending patent applications to identify the Parties as necessary to take advantage of Title 35 U.S.C. §103(c).

(g) The Parties agree that, if a double patenting issue arises in either a reexamination proceeding, an issued patent, or in a patent application that has been filed under this Agreement, the Parties shall use reasonable efforts to address the issue without filing a terminal disclaimer. However, if a Party ultimately determines, at its sole option and discretion, that the best course of action for that Party is to file a terminal disclaimer, the Parties agree to sign, and otherwise cooperate in the execution and filing, of a terminal disclaimer that complies with 37 C.F.R. §1.321, and any other similar USPTO rule or regulation then in effect. The Parties recognize that filing such a terminal disclaimer prohibits the Parties from separately enforcing the U.S. patents that issue from the involved applications or the involved patents (hereinafter collectively “Involved U.S. Patents”). Should issues of enforcement arise with respect to the Involved U.S. Patents, the Parties agree to discuss, in good faith, terms and conditions for jointly enforcing such Involved U.S. Patents.

7.10 Further Acts and Assistance. The Parties agree to perform, during and after the term of this Agreement, all customary acts that are reasonably necessary or desirable to permit and assist the other in obtaining, perfecting and enforcing the full benefits, enjoyment, rights and title in the Intellectual Property assigned to the other Party under this Agreement. In the event that it becomes necessary to compensate any employee of MSC or MPM who invented any Invention or Intellectual Property Rights, both MPM and MSC shall be obligated to compensate its own employees and shall have no obligation to compensate any of the other Party’s employees.

8. Confidential Information.

8.1 Each Party will maintain in strict confidence all Confidential Information received from the other Party. Each Party agrees that it will not use, disclose to any third Person or grant use of such Confidential Information except to the extent required to achieve the Purpose or as otherwise authorized in advance by the other Party in writing. Each Party agrees to use at least the same standard of care as it uses to protect its own confidential information of a similar nature to ensure that its employees do not disclose or make any unauthorized use of such Confidential Information, but in no case less than a reasonable standard of care. Each Party will disclose the other Party’s Confidential Information only to those of such Party’s employees, and subject to the other Party’s prior written approval, consultants and contractors who need to know such information to assist the Party in achieving the Purpose. Each Party certifies that each such employee, consultant and contractor will have agreed in writing, either as a condition to employment or in order to obtain the other Party’s Confidential Information, to be bound by confidentiality terms and conditions substantially similar to those terms and conditions applicable to each Party under this Agreement. Each Party guarantees that any of its employees, consultants, contractors, etc. that receive the other Party’s Confidential Information hereunder will abide by the confidentiality and limited use obligations undertaken by a receiving Party under this Agreement. Each Party will promptly notify the other Party upon discovery of any unauthorized use or disclosure of such Party’s Confidential Information.

8.2 The Parties agree that the existence of this Agreement and its terms will also be considered Confidential Information and agree not to disclose the terms of this Agreement to a third Person without the prior written consent of the other Party, except (i) as required to enforce the terms of this Agreement, (ii) to financial institutions, accountants, advisors and counsel or (iii) as required by statute, regulation or the order of a court of competent jurisdiction. A disclosure of any Confidential Information (i) in response to a valid order by a court or other governmental body or (ii) as otherwise required by law will not be considered to be a breach of this Agreement or a waiver of confidentiality for other purposes; provided, however, that the Party making such disclosure will provide prompt prior written notice thereof to the owner Party to enable the owner Party to seek a protective order or otherwise prevent such disclosure.

8.3 The foregoing obligations of confidentiality in this Section 8 will not apply to the extent that it can be established by the receiving Party by competent proof that such Confidential Information: (i) was generally available to the public or otherwise part of the public domain at the time of disclosure to the receiving Party; (ii) became generally available to the public or otherwise part of the public domain after the owner Party disclosed such information to the receiving Party, other than through any act or omission of the receiving Party in breach of this Section 8, or (iii) was independently created or developed by such Party without reference to the Confidential Information of the other Party.

8.4 A Party that receives product or material samples from the other Party shall not reverse engineer or analyze samples for chemical or structural composition without the prior written consent of the disclosing Party. The results of all analyses of samples will be regarded as Confidential Information of the disclosing Party and will be treated by the receiving Party with the same strict confidentiality and restrictions on limited-use and disclosure as the other Confidential Information referred to above. The receiving Party will provide the disclosing Party with a written summary of these analyses.

8.5 Publicity. Except as otherwise expressed in this Agreement, neither Party shall, without the prior written consent of the other, make any news release, public announcement, or other disclosure to any third Person or any public denial or public confirmation of the existence of this Agreement, any disclosure of the Parties’ working together or any other fact concerning, arising out of or in connection with this Agreement, the terms or provisions hereof or any subsequent arrangement(s) between the Parties concerning any activities hereunder. Each Party additionally agrees that the name of the other Party, and their respective employees’ names, will not be used for purposes of advertising or publicity without the other Party’s prior written consent.

8.6 Publications. Each Party additionally agrees that in order to safeguard patent rights, each Party, upon the request of the other, will delay any public disclosure of any Invention generated in the course of a Development Program under this

Agreement for a time period of up to three (3) months from the date of disclosure to the other Party in order to permit the filing of patent application(s). Each Party agrees to disclose the filing of any patent application arising from this Agreement to the other, permit the other Party’s review thereof, and to cooperate in the filing of any such patent applications desired by the disclosing Party as set forth in Section 7.9 hereof. Should any such patent application of one Party contain any Confidential Information of the other Party, then the Parties will resolve prior to filing whether such information is to be deleted from such application before its filing.

9. Warranties and Liability.

9.1 Except as otherwise expressly provided in this Agreement, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT INCLUDING, WITHOUT LIMITATION, CONFIDENTIAL INFORMATION, INTELLECTUAL PROPERTY RIGHTS, TECHNOLOGY, DEVELOPMENT PROGRAM WORK PRODUCT, INDEPENDENT TECHNOLOGY, MATERIALS, PRODUCTS AND THE LIKE, OR ANY PORTION OF COMPONENT THEREOF.

9.2 IN NO EVENT SHALL A PARTY BE LIABLE FOR OR OBLIGATED IN ANY MANNER TO PAY ANY CONSEQUENTIAL, SPECIAL, PUNITIVE OR INDIRECT DAMAGES TO THE OTHER PARTY OR TO ANY OF ITS AGENTS, EMPLOYEES, CONTRACTORS, REPRESENTATIVES OR AFFILIATES FOR BREACH OF ANY PROVISIONS OF THIS AGREEMENT.

10. Term and Termination.

10.1 Term. Unless earlier terminated pursuant to Section 10.2 or 10.3, this Agreement begins on the Effective Date and shall continue for a period of twenty (20) years, which term may be extended by the Parties upon mutual written agreement.

10.2 Termination for Cause. If either Party materially breaches this Agreement, the non-breaching may terminate this Agreement or, if applicable, a particular Development Program, by written notice; provided, however, that the written notice clearly describes the nature of the alleged breach, the events and circumstances that gave rise to the alleged breach and a clear explanation of whether this Agreement, a particular Development Program or both are being terminated. No termination under this Section 10.2 will be effective until the non-breaching Party provides written notice of such breach to the other Party and such Party fails to cure such breach within thirty (30) days of such notice. Any termination shall become effective at the expiration of such thirty (30) day notice period. Notice of termination for cause will be in writing and sent by certified mail, postage prepaid, return receipt requested. If a particular Development Program is terminated without the termination of the entire Agreement, this Agreement will be terminated only with respect to such Development Program and will remain in effect with respect to the then outstanding Development Programs in accordance with their terms and or any other Development Programs the Parties decide to pursue under this Agreement.

10.3 Termination for Change of Control. If a Party undergoes a Change of Control, unless such event has been consented to in writing by the other Party under Section 12.2, the other Party may terminate this Agreement immediately upon written notice.

10.4 Effect of Termination.

(a) Upon any termination or expiration of this Agreement, all rights and obligations granted to either Party under this Agreement will immediately terminate, except as provided in Section 10.5 and that Sections 8 and 9 will survive in accordance with their terms. Upon any termination or expiration of this Agreement, each Party will cease all use of and return the other Party’s property and Confidential Information, except for one archival copy or to the extent such property or Confidential Information is needed to be retained for a Party to exercise any surviving rights provided under Section 10.5.

(b) There may be one or more Development Programs pending at the time when notice of termination of this Agreement is first given. As of the date of receipt of that notice, each Party may decide to discontinue disclosing Confidential Information relating to its Independent Technology to the other Party for the pending Development Programs; however, except in the case of a termination the Development Program in question or the entire Agreement, the Parties agree to work together diligently to bring each pending Development Program to a logical and orderly close. Among other things, the Parties shall meet promptly thereafter in order to (a) prioritize work during the remaining term of each Development Project, and (b) agree upon a reasonable time frame for the Parties to diligently complete such Development Programs on which the Parties are close to completion. The Parties agree that their cooperative efforts from that time forward shall be focused to accomplish the agreed work, even if the work extends for up to one hundred and eighty (180) days beyond the noticed termination date.

10.5 Survival. Nothing herein shall be construed to release any liability or obligation of either Party to the other for acts or omissions prior to the termination or expiration of this Agreement. Without limiting the foregoing:

(a) If a Party receiving commercial licenses under Sections 7.5 through 7.8 (“Licensee Party”) terminates under Section 10.2 for the uncured material breach of a Party granting licenses under those Sections (“Licensor Party”), the licenses and rights granted under those Sections will survive any such termination in accordance with their terms, provided that the Licensee Party continues to pay Royalty Obligations for such licenses. Any such licenses and rights shall survive for a period that is co-extensive with the last to expire Intellectual Property Right subject to the license in question.

(b) If Licensor Party terminates under Section 10.2 for Licensee Party’s uncured material breach, then:

(i) The commercial licenses granted under Sections 7.5 through 7.8 will terminate and be of no further force and effect except that Licensee Party may continue to exercise such licenses solely as necessary to (A) continue to sell any inventory of products related to such licenses, and to manufacture and sell all products related to such licenses that are then in the process of being manufactured, for a period of no longer than six (6) months after the effective date of termination, and (B) to meet Licensee Party’s then-existing (as of the effective date of termination) contractual obligations to third parties, for a period of no longer than twelve (12) months after the effective date of termination, subject to payment of applicable Royalty Obligations for such licenses; and

(ii) Upon the end of the applicable period set forth in Section 11.5(b)(i), each sublicense previously granted by Licensee Party or any Affiliate of such Licensee Party under this Agreement shall remain in effect and shall become a direct license of such rights by Licensor Party to such sublicensee, subject to such sublicensee agreeing in writing to assume Licensee Party’s terms, conditions and obligations to Licensor Party under this Agreement as they pertain to the sublicensed rights.

(c) Termination or expiration of this Agreement will not relieve either Party from its payment obligations hereunder for any charges, payments or expenses due to the other Party that accrued prior to the termination or expiration date, and such amounts (if not otherwise due on an earlier date or disputed in good faith) shall be immediately due and payable on the termination or expiration date.

11. Miscellaneous.

11.1 Notices. All notices and requests under this Agreement (i) shall be in writing, (ii) may be delivered personally, sent by commercial courier with tracking capabilities - costs prepaid, mailed by certified or registered mail - return receipt requested with postage prepaid, at the option of the sending Party, and (iii) shall be sent to and shall be effective on the date of recorded delivery at the receiving Party’s address for notice. The initial address for notice is set forth below. Any subsequent address for notice shall be changed by notice given pursuant to this Section 11.1.

If to MSC:

Chief Technology Officer

Momentive Specialty Chemicals Inc.

180 East Broad Street

Columbus, Ohio 43215

with a simultaneous copy to the General Counsel at the same address.

If to MPM:

Chief Technology Officer

Momentive Performance Materials Inc.

22 Corporate Woods Boulevard

Albany, New York 12211

with a simultaneous copy to the General Counsel at the same address.

11.2 Assignment. Neither Party shall have the right to assign or transfer this Agreement or any right, obligation of performance, or interest hereunder, whether voluntary or involuntary, without first receiving the other Party’s prior written consent. Any attempt at assigning or transferring this Agreement in violation of this Section 11.2 shall be invalid and void and shall have no effect.

11.3 Waivers. No waiver by a Party of any condition or breach of any provision of this Agreement will be effective unless in writing, and no waiver in any one or more instances will be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other provision.

11.4 Counterparts. This Agreement may be executed simultaneously in identical counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. A facsimile transmission of the executed signature page of this Agreement will constitute due and proper execution of this Agreement by the Party executing the signature page.

11.5 Construction. The Section headings are for convenience only and will not be deemed part of this Agreement. The language of this Agreement will be construed according to its fair meaning. Any rule of construction resolving ambiguities against the drafting Party will not apply in the interpretation of this Agreement. No specific representation, warranty or covenant contained in this Agreement will limit the generality or applicability of a more general representation, warranty or covenant.

11.6 Independent Contractors. Each Party’s relationship with the other is that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship. Neither Party will be entitled to any of the benefits that the other may make available to its employees, including, but not limited to, group health or life insurance, profit sharing or retirement benefits. Neither Party is authorized to make any representation, contract or commitment on behalf of the other.

11.7 Severability. If any provision of this Agreement is unenforceable or invalid under any applicable law or is so held by applicable court decision, such unenforceability or invalidity will not render this Agreement unenforceable or invalid as a whole, and such provision will be changed and interpreted so as to best accomplish the objectives of such unenforceable or invalid provision within the limits of applicable law or applicable court decisions; provided, however that if the Parties are unable to so change the provision, then the affected Party may terminate this Agreement upon thirty (30) days’ notice.

11.8 Governing Law. This Agreement and any dispute under this Agreement will be governed by and construed under the laws of the State of New York without regard to any of its conflict of laws principles.

11.9 Survival. Subject to section 10.5, any provisions of this Agreement shall continue in full force and effect after termination of this Agreement, which are provisions that by their nature or purpose are intended to survive the termination of this Agreement.

11.10 Entire Understanding. This Agreement and the attached exhibits set forth the entire agreement and understanding of the Parties in respect to the transactions contemplated and supersedes all prior agreements, arrangements, representations, term sheets and understandings relating to the subject matter of this Agreement. This Agreement may be amended, modified or supplemented only in a writing signed by respective officers of the Parties. This Agreement is not intended to confer upon any person, other than the signing Parties, any rights or remedies.

IN WITNESS WHEREOF, the authorized representatives of the Parties have signed this Agreement.

MPM:	MSC:

MOMENTIVE PERFORMANCE MATERIALS INC.	MOMENTIVE SPECIALTY CHEMICALS INC.

By:	By:
Print Name:	Print Name:
Title:	Title:
Date:	Date:

Exhibit A

(MODEL) DEVELOPMENT PROGRAM FORM

This Development Program Form describes the research program to be conducted by the Parties, and is governed by, is an attachment to and is, upon execution by the Parties, incorporated by reference into the Master Confidentiality and Joint Development Agreement by and between Momentive Specialty Chemicals Inc. (“MSC”) and Momentive Performance Materials Inc. (“MPM”) with an Effective Date of October 1, 2010 (the “Agreement.”) All the terms used in this Development Program Form shall retain the same meaning as defined in the Agreement and such definitions are incorporated herein by reference. In the event of any conflict between the provisions of the Agreement and of this Development Program Form, the terms of the Agreement shall prevail. The terms and conditions of this Development Program Form are applicable solely to the research and development program described herein and in no way affect or alter the terms of any other Development Program Forms incorporated into the Agreement prior to or after the Effective Date of this Development Program Form. This Development Program Form shall be effective as of the date of the last signature below.

1.	Scope:
2.	Date of Program Commencement:
3.	Content and Timeline of Project:
4.	Business Units Involved in Program:
5.	Roles and Responsibilities:
6.	Key Contact Persons:
7.	Protocols for:
A.	Experimental Plans
B.	Data and Information Exchange
C.	Reporting and Periodic Progress Reports
8.	Deliverables:

IN WITNESS WHEREOF, the authorized representatives of the Parties have signed this Agreement.

MPM:	MSC:

By:	By:

Print Name:	Print Name:

Title:	Title:

Date:	Date:

EXHIBIT C

MSC SUBSIDIARIES

Borden Chemical Foundry, LLC

Borden Chemical Holdings (Panama) S.A.

Borden Chemical UK Limited

Borden International Holdings Limited

Borden Luxembourg S.a r.l.

HA-International, LLC (50% Owned)

Hexion 2 U.S. Finance Corp.

Hexion IAR Holding (HK) Limited

Hexion Nova Scotia Finance, ULC

Hexion Shchekinoazot Holding B.V. (50% Owned)

Hexion Shchekinoazot OOO

Hexion Specialty Chemicals Holding Germany GmbH

Momentive Specialty Chemicals Holdings (China) Limited

Hexion Specialty Chemicals Lda.

Momentive Specialty Chemicals Management (Shanghai) Co., Ltd.

Momentive Specialty UV Coatings (Shanghai) Limited

Hexion U.S. Finance Corp.

Momentive UV Coatings (Shanghai) Co., Ltd. (49.99% Owned)

HSC Capital Corporation

InfraTec Duisburg GmbH (70% Owned)

Lawter International Inc.

Momentive Brazil Cooperatief U.A.

Momentive CI Holding Company (China) LLC

Momentive Industria e Comericio de Epoxi Ltda.

Momentive International Holdings Coöperatief U.A.

Momentive International Inc.

Momentive Quimica do Brasil Ltda.

Momentive Quimica S.A.

Momentive Quimica Uruguay S.A.

Momentive Specialty Chemicals (Caojing) Limited

Momentive Specialty Chemicals (Mumbai) Private Limited

Momentive Specialty Chemicals (N.Z.) Limited

Momentive Specialty Chemicals Asua S.L.

Momentive Specialty Chemicals Australia Finance Pty Ltd

Momentive Specialty Chemicals Australia General Partner Pty Ltd

Momentive Specialty Chemicals Australia Limited Partnership

Momentive Specialty Chemicals Australia Pty Ltd

Momentive Specialty Chemicals B.V.

Momentive Specialty Chemicals Bangkok Ltd.

Momentive Specialty Chemicals Barbastro S.A.

Momentive Specialty Chemicals Canada Inc.

C-1

Momentive Specialty Chemicals Europe B.V.

Momentive Specialty Chemicals Finance B.V.

Momentive Specialty Chemicals Forest Products GmbH

Momentive Specialty Chemicals France SAS

Momentive Specialty Chemicals GmbH

Momentive Specialty Chemicals Holding B.V.

Momentive Specialty Chemicals Iberica S.A.

Momentive Specialty Chemicals Investments Inc.

Momentive Specialty Chemicals Italia S.P.A.

Momentive Specialty Chemicals Korea Company Limited

Momentive Specialty Chemicals Leuna GmbH & Co. KG

Momentive Specialty Chemicals Oy

Momentive Specialty Chemicals Pty Ltd

Momentive Specialty Chemicals Research Belgium SA

Momentive Specialty Chemicals S.A.S.

Momentive Specialty Chemicals S.r.l.

Momentive Specialty Chemicals (Thailand) Limited

Momentive Specialty Chemicals Sg.Petani Sdn. Bhd.

Momentive Specialty Chemicals Singapore Pte. Ltd.

Momentive Specialty Chemicals Somersby Pty Ltd.

Momentive Specialty Chemicals Stanlow Limited

Momentive Specialty Chemicals Stuttgart GmbH

Momentive Specialty Chemicals UK Limited

Momentive Specialty Chemicals, a.s.

Momentive Union Specialty Chemicals Limited

National Borden Chemical Germany GmbH

New Nimbus GmbH & Co Kg

Oilfield Technology Group, Inc.

PT Momentive Specialty Chemicals

Resolution Research Nederland B.V.

Resolution Specialty Materials Rotterdam B.V.

Tianjin Hexion Specialty Chemicals Co., Ltd.

Zhengjiang Momentive Union Specialty Chemicals Ltd.

C-2

EXHIBIT D

MPM SUBSIDIARIES

Momentive Performance Materials Worldwide Inc.

Momentive Performance Materials USA Inc.

Juniper Bond Holdings I LLC

Juniper Bond Holdings II LLC

Juniper Bond Holdings III LLC

Juniper Bond Holdings IV LLC

Momentive Performance Materials Quartz, Inc.

MPM Silicones, LLC

Momentive Performance Materials South America Inc.

Momentive Performance Materials China SPV Inc.

Momentive Performance Materials Industria de Silicones Ltda

Momentive Performance Materials S. de R.L. de C.V.

Momentive Performance Materials (Shanghai) Co Ltd

Momentive Performance Materials (Nantong) Co Ltd

Momentive Fine Performance Materials (Shenzhen) Co Ltd

Wuxi Momentive Performance Materials Co Ltd

Momentive Performance Materials Hong Kong Ltd

Momentive Performance Materials Japan LLC

Ohta Kako LLC

Momentive Performance Materials Korea Co Ltd

Momentive Performance Materials Pte Ltd

Momentive Services S. de R.L. de C.V.

Momentive Performance Materials Ltd.

Momentive Performance Materials Commercial Services GmbH

Momentive Performance Materials Rus LLC

Momentive Performance Materials Kimya Sanayi Ve Ticaret Limited Sirketi

Momentive Performance Materials (Pty) Ltd.

Momentive Performance Materials (Shanghai) Management Co., Ltd.

Momentive Performance Materials (Shanghai) Trading Co., Ltd.

TA Holding Pte Ltd

Nautilus Pacific Two Pte Ltd

Nautilus Pacific Four Pte Ltd

Momentive Performance Materials Asia Pacific Pte Ltd

Momentive Performance Materials (Thailand) Ltd

Momentive Performance Materials Benelux BVBA

Momentive Performance Materials France Sarl

Momentive Performance Materials GmbH

Momentive Performance Materials Quartz GmbH

Momentive Performance Materials (India) Private Limited

Momentive Performance Materials Italy Srl

Momentive Performance Materials Specialties Srl

Momentive Performance Materials Silicones BV

D-1

Momentive Performance Materials Suisse Sarl

Momentive Performance Materials Nova Scotia ULC

MPM AR LLC

MPM Escrow LLC

MPM Finance Escrow LLC

D-2

EXHIBIT E

DESIGNATED MPM EXECUTIVES

1.	Chief Executive Officer

2.	Chief Financial Officer

3.	General Counsel

E-1

EXHIBIT F

TERMINATION ASSISTANCE PROJECT PLAN

See attached.

F-1

EXHIBIT F

TO

SECOND AMENDED AND RESTATED SHARED SERVICES AGREEMENT

TERMINATION ASSISTANCE PROJECT PLAN

1. Transition Services Management

a. Transition Services Managers

•	Service Provider will appoint a transition service manager who will be directly responsible for coordinating and managing the delivery of the Transition Services and have authority to act on Service Provider’s behalf with respect to matters relating to this Agreement. The Transition Services Manager will work with Service Provider personnel to develop and execute detailed transition plans and address issues and matters raised by Recipient relating to this Agreement as set forth herein.

•	Recipient will appoint a Transition Services Manager who will be directly responsible for coordinating and managing Recipient activities and have authority to act on Recipient’s behalf with respect to matters relating to this Agreement. Recipient Services Manager will work with Recipient personnel develop and execute detailed transition plans and to address issues and matters raised by Service Provider relating to this Agreement as set forth herein.

b. Project Management Methodology

For each Service identified in Exhibit A that is being provided at the time of termination or non-renewal of this Agreement, an exit plan will be developed and jointly approved by Service Provider and Recipient Transition Service Managers. In addition to containing other terms and conditions customary for transition services arrangements of this type (including the example contained at the end of this exhibit), the exit plan will utilize a Five Phase Project Management Methodology. The following describes the methodology:

Phase 1 – Project Initiation

Deliverables as may be reasonably agreed:

•	Project charter
•	Stakeholders and sponsor identified
•	Project lead and team identified
•	Transition governance body established

Approvals / Gate Review Objectives:

•	Approval of Deliverables. Decision that proceeding to Phase 2 is timely

Phase 2 – Project Definition

Deliverables as may be reasonably agreed:

•	Project definition document including project plan and project constraints
•	Responsible, Accountable, Consulted and Informed (“RACI”) document (Define responsibilities and accountabilities)
•	“As is” and “to be” mapped processes with gaps identified
•	Business requirements, scope
•	Preliminary, business process, configuration and master data plan

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•	Technical requirements document
•	Estimated Project Costs

Approvals / Gate Review Objectives:

•	Approval of Deliverables. Decision that proceeding to Phase 3 is timely.

Phase 3 – Project Planning and Design

Deliverables as may be reasonably agreed:

•	Final design - business process and systems
•	Alternative analysis
•	Process documentation, policies and procedures
•	Risk Analysis
•	Performance criteria
•	Detailed project plan
•	Prototype (if needed)
•	Knowledge Transfer and Training Plan
•	Training Documentation
•	Data Migration Plan
•	Testing Plan (including parallel runs)
•	Communications plan
•	Revised project cost

Approvals / Gate Reviews Objectives:

•	Approval of Deliverables. Decision that proceeding to Phase 4 is timely.

Phase 4: Project Execution

Deliverables as may be reasonably agreed:

•	Detailed Start- up (cutover) plan including post go live support and staffing plan
•	Testing Results
•	Training Results
•	Knowledge Transfer and Training results
•	Documented business processes
•	RACI for post start-up
•	Performance Criteria
•	Production test plan
•	Post-go live support plan

Approvals / Gate Review Objectives:

•	Approval of Deliverables. Decision to cutover and go live

Phase 5: Operating, Evaluation and Closing

Deliverables as may be reasonably agreed:

•	Performance Criteria evaluation and documentation, method for ongoing evaluation
•	Discrepancy fixes and change management
•	Archive project documentation
•	Lessons learn review and documentation
•	Normal operations and training plan
•	Post-go live support

2

Approvals / Gate Review Objectives

•	Agreement that start-up phase is complete and transferring to normal operations
•	Agreement to close project

Project Gate Reviews will be jointly approved by Service Provider and Recipient Transition Service Managers.

c. Timeline for Transition

The timeline for transition of Services shall be determined in accordance with Section 10.04(b) and Section 10.04(c) of the Agreement.

Example General Timeline

•	Effective Date (ED) +15: Assign Transition Service Managers and Leads for functions identified in Exhibit A
•	ED + 60: Complete Phase 1, Project Scoping for all functions
•	ED +90: Complete Phase 2. Update Service provider and Recipient on transition plans and estimated costs
•	ED + 120 Complete Phase 3. Transition Service Managers obtain approval for detailed plans and Project Cost
•	ED + 120 – Execute against plan, Transition Service Managers conduct status reports and budget reviews with Service Provider and Recipient
•	ED + 12 months. Maximum length of Transition Period
•	Note: This is a general approach to the Transition Plan. Depending on the “to be” design and level of effort, functions may progress at different rates.

2. Responsibilities of Parties Generally

a. Responsibilities of Service Provider

In performing its obligations hereunder, including in connection with the project methodology set forth in Section 1.b., Service Provider shall be responsible for:

i.	in consultation with Recipient, identifying the information, data (including HR and service related data) and resources (such as facilities, equipment, software, in-flight projects, transferred agreements and licenses, Service Provider personnel, Recipient staff and subcontractors) that Service Provider requires to effect transition;
ii.	with respect to human resources who perform the Services, in consultation with Recipient, identifying all individuals (whether employed by Service Provider or Recipient) who provide the Services, where such individuals are located, which Services they provide, and the associated reporting structure of such individuals with respect to the applicable Services;
iii.	in consultation with Recipient, identifying all suppliers and service providers managed by Service Provider in connection with the provision of the Services for Recipient, including what is purchased from each supplier or service provider, what volume thereof each of Service Provider (subject to Section 2 d.) and Recipient purchased over the past 12 months (including frequency of purchases), volume discounts or rebates received from the applicable supplier or service provider, and other information agreed by Service Provider and Recipient as being pertinent to the transition of the applicable supplier or service provider;

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iv.	identifying any business, technical or any other issues that may impact transition, for these to be jointly addressed;
v.	transitioning (including preparing inventories of) the information, data and resources, including, where appropriate, performing staff skills assessments and resource status assessments;
vi.	establishing the interfaces and processes between Service Provider and its suppliers and vendors that Service Provider will use to provide the Services, in each case as required to support continuing services and the Transition until the end of the Transition Period;
vii.	working with Recipient to establish the interfaces and processes between Service Provider and Recipient’s third party suppliers and vendors that Service Provider will need to interface with to receive and to transition the Services;
viii.	agreeing with Recipient the interim service quality and transition progress measurement methods, and reporting and financial reporting regimes, and then implementing the foregoing as agreed;
ix.	carrying out knowledge transfer with Recipient personnel regarding the Services;
x.	providing access for the personnel of Recipient and its designees to (i) Service Provider facilities used to provide the Services, (ii) Service Provider personnel, and (iii) data relating to Recipient’s business, in each case as specified in the detailed transition plan or as may be necessary for the purposes of Transition; and
xi.	to the extent that it is within Service Provider’s reasonable control, taking action to avoid any material disruption to the business of Recipient during transition, except such disruptions identified in the agreed transition plan.

b. Responsibilities of Recipient

In performing its obligations hereunder, including in connection with the project methodology set forth in Section 1.b., Recipient shall be responsible for:

i.	exercising ultimate responsibility for the capabilities and processes established that were previously provided through shared services;
ii.	identifying any business, technical or other issues that may impact transition, for these to be jointly addressed;
iii.	approving any new processes to be implemented on Recipient’s behalf;
iv.	assisting Service Provider in transitioning information, data and resources;
v.	providing the necessary assistance to Service Provider to establish the interfaces and processes between Service Provider and Recipient’s third party suppliers and vendors that Service Provider will need to interface with and/or use to transition the Services in accordance with the Transition Plan; provided, however, that Recipient shall remain responsible for the management and performance of its own third party suppliers and vendors;
vi.	together with Service Provider, establishing a local transition team;
vii.	together with Service Provider, agreeing interim service quality measurement methods, and reporting and financial reporting regimes;
viii.	carrying out skills transfer between Service Provider personnel and personnel of Recipient or its designees; and
ix.	otherwise performing such tasks as are necessary to enable Recipient to meet its responsibilities under the transition plan.

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c. Costs of Transition

The costs and expenses for the provision of transition assistance shall be allocated between the Service Provider and Recipient in accordance with Section 10.04(a) of the Agreement.

d. Provision of Commercially Sensitive Information

Nothing to the contrary herein withstanding, Service Provider shall be required to provide to or on behalf of Recipient commercially sensitive information relating to Service Provider’s business or operations solely to (i) the extent such information is reasonably necessary to establish standalone capability of Recipient and (ii) Recipient’s employees (and not, for the avoidance of doubt, to third parties, consultants or vendors of Recipient) (and, in the case of commercially sensitive information that is pricing, rebate or volume information, only to those employees of Recipient who previously had access to such information of Service Provider as part of their performance of Services under the Agreement).

3. Minimum Transition Support Requirements

The Service Provider shall provide support to transition to Recipient (or its designee, as applicable) each of the following activities, functions, and technologies, and any others provided through shared services at the time of termination of the Agreement (or as otherwise agreed or mutually discontinued prior to termination).

i.	IT/BPO

Service Provider shall provide support to transition to Recipient (or its designees, as applicable) each of the following activities, functions and technologies:

•	Service Desk
•	Level 1 and 1.5 Support
•	Ticket resolution
•	Infrastructure
•	Manage service desk requests
•	Data center management
•	Capacity planning (application/storage)
•	Monitor hardware/telecom
•	Infrastructure security management
•	Email management
•	Backup scheduling and monitoring
•	Networking
•	Manage network service requests
•	Design network topology
•	Install / upgrade network elements
•	Monitor network
•	Manage network security
•	Optimize network traffic
•	Security
•	Security monitoring/intrusion detection
•	Security incident management
•	Security administration
•	Manage/ensure SOX/Audit compliance
•	Data security, privacy, protection
•	Applications – Maintenance
•	Assess architectural impacts
•	System administration production systems
•	Database administration production databases

5

•	Application security management
•	Application specific monitoring
•	Capacity management and review
•	Applications – Tier 2 & 3 Support
•	Manage Service Desk requests
•	Resolve Tier 2 issues
•	Resolve Tier 3 issues with applications, data, interfaces or server platforms
•	Interface with vendors to resolve 3rd party app issues
•	Service Desk reporting
•	Applications – Project Execution
•	Project Management
•	Gather system modifications
•	Assess architectural impacts
•	Design/Build/Test/Document system modifications
•	User acceptance testing for system modifications
•	End User Computing
•	Manage service desk requests
•	Maintain/repair PCs/mobile equipment
•	Support desktop/mobile applications
•	Master Data Management
•	Provide overall master data management
•	Manage workflow/compliance for changes
•	Business Process
•	Governance
•	Program management
•	Demand management
•	BP-IT Management
•	Includes SVP BP-IT, CIO, IT directors and support staff

ii.	Human Resources (HR) & Public Relations (PR)

Service Provider shall provide support to transition to Recipient (or its designees, as applicable) each of the following activities, functions and technologies:

•	HR Exec
•	Corporate Functional business partners
•	Asia regional lead
•	COE for Talent Management
•	EVP HR
•	Finance HR partner and HR Exec Assistant
•	HR Business Process Policies and Information Systems
•	HRIS
•	Payroll, Policies
•	HR Process Standardization
•	Global Process Technology
•	HR Connect Shared Service Center
•	EHS Cultural Change
•	Culture Survey
•	Leadership 360
•	Training
•	Coaching
•	Change Management
•	Operations Leadership Development

6

•	Labor Relations
•	NA Union Negotiations Strategy & Execution
•	Learning and Development
•	Global Front-line Supervisory Training Development “101”
•	Leadership Training Development “201”
•	Six Sigma Training
•	Learning Management System
•	Field HR Leaders
•	Manage Associate Life Cycle. Recruiting. Performance Management / Development. Separation
•	Recruiting and Staffing
•	Manage Exempt Staffing Process Globally.
•	Total Rewards – Compensation and Benefits
•	Strategic Plan Design
•	Manage Career Roadmap Competitiveness
•	Global Salary Planning
•	Incentive Compensation Plan
•	Sales Incentive Plans
•	Local Incentive Plans
•	Equity, Special Cash Incentive Payments
•	U.S. Annual Enrollment
•	401(k)
•	Medical Plan Design
•	Management of Pensions globally
•	Heavy Compliance Focus
•	Large Retirement Component

iii.	Finance & Accounting (F&A)

Service Provider shall provide support to transition to Recipient (or its designees, as applicable) each of the following activities, functions and technologies:

•	General Controllership
•	Overall Headcount for General Controller
•	Consolidations
•	Monthly consolidation including load/close calendar coordination
•	BFC system administration
•	PAE processing
•	BFC training
•	Corporate FP&A
•	Annual budgeting and bi-annual forecasting
•	Monthly corporate cost reporting including cash call deck section
•	Monthly corporate functional reporting
•	Annual allocations process
•	Quarterly shared services billing
•	Internal Reporting
•	FLASH reporting
•	Monthly book reporting
•	Board reporting
•	BFC budget & forecast load & maintenance
•	Investor relations/earning calls support
•	Government contract and audit support

7

•	External Reporting
•	Periodic 10-Q and 10-K SEC filings and 8-K SEC reporting
•	Registration statement filings (S-1, S-4, 144A)
•	Chapter 11 Court/MOR reporting
•	Technical research on complex accounting and reporting matters
•	FAPP Committee
•	US Government/Census reporting
•	Corporate Shared Services
•	Finance Business Process Owner
•	Financial Shared Services (Fixed Assets, Payroll Accounting, Intercompany, Costing, Cash Accounting, Cash Applications)
•	Corporate Accounting / Statutory Controllers
•	SAP Security Role Approval
•	SAP Control
•	Transfer Pricing
•	Investor Relations
•	Coordination of quarterly earnings calls and press releases
•	Contact for analysts and bond holders
•	Roadshow/refinancing/S-1 briefings
•	Website content including maintenance
•	Supplier messaging / materials
•	Rating agency presentations
•	Media relations
•	Public Affairs responsibility
•	Treasury
•	Cash Management
•	Cash Forecasting
•	Banking
•	FX Management
•	ABL Reporting, Administration, and Audit Coordination
•	Borrowing Base Calculations
•	Lease vs Buy analysis
•	Vendor / Creditor Communications
•	Refinancing
•	Debt Compliance and Reporting
•	Tax
•	Provision & Deferred Taxes
•	M&A, Transactional Support, and General Tax Planning
•	Compliance
•	Audit and Controversy
•	Tax Policy
•	Indirect Taxes
•	Credit & Collections
•	Determine credit limits for customers
•	Perform collections
•	Process claims
•	Generate bad debt reports
•	Generate AR reports
•	Risk Management
•	Collect and update underwriting information
•	Market and purchase insurance
•	Property and casualty claims management
•	Respond to Workers Comp audits
•	Coordinate the issuance of certificate of insurance
•	Negotiate broker contracts and arrange premium financing

8

•	Internal Audit
•	Audit Risk Assessment and Execution
•	SOX Scoping and Execution
•	Board, Management, and Internal Audit Reporting
•	Ombudsman / Hotline
•	CFO (Includes HR Leader and 2 project resources)
•	Overall Finance Leadership

iv.	Legal

Service Provider shall provide support to transition to Recipient (or its designees, as applicable) each of the following activities, functions and technologies:

•	Lawyers
•	General Counsel
•	IP / trademark management
•	Governance/SEC
•	M&A
•	Litigation
•	Labor / employment
•	Compliance
•	Commercial
•	EHS
•	Support
•	Patent Agents, Paralegals and administrative assistance for all above services

v.	Sourcing

Service Provider shall provide support to transition to Recipient (or its designees, as applicable) each of the following activities, functions and technologies:

•	Raw materials
•	Contract negotiation, approval, execution, and management
•	Supplier selection and commercial terms
•	Supplier relationships
•	Sourcing process development
•	Advisory role/support as needed in areas such as Tolling, Co-producer, Consulting, Benefits, Treasury and Legal
•	Indirect Materials and Services
•	Contract negotiation, approval, execution, and management
•	Supplier selection and commercial terms
•	Supplier relationships
•	Sourcing process development
•	Advisory role/support as needed in areas such as Tolling, Co-producer, Consulting, Benefits, Treasury and Legal
•	Logistics
•	Contract negotiation, approval, execution, and management
•	Supplier selection and commercial terms
•	Supplier relationships
•	Sourcing process development
•	Advisory role/support as needed in areas such as Tolling, Co-producer, Consulting, Benefits, Treasury and Legal

9

•	Strategy
•	Sourcing strategy
•	Sourcing process development
•	Compliance
•	Global compliance to ethical, legal, and government standards
•	Sourcing strategy
•	Sourcing process development
•	Advisory role/support as needed in areas such as Tolling, Co-producer, Consulting, Benefits, Treasury and Legal

vi.	Environmental Health and Safety (EHS)

Service Provider shall provide support to transition to Recipient (or its designees, as applicable) each of the following activities, functions and technologies:

•	Health/Safety/Governance COE
•	Audit, performance measurement, training and communications
•	Oversight for management system processes and standards
•	Develop and support health, safety, transportation technical standards.
•	Lead regulatory and risk based health and safety initiatives
•	Technical support around safety, health, security and transportation risks and mitigation
•	Provides technical support around safety, health, security and transportation risks, mitigation and incident response.
•	Track and review trending for Safety, health and transportation metrics
•	Support health, safety and transportation related customer inquiries.
•	Lead radiation officer for group (MPM)
•	Medical case management support (MPM)
•	Environmental COE
•	Technical and regulatory expertise
•	Special projects to reduce risk and improve compliance
•	Incident prevention, control, response and analysis services including the development, tracking and reporting of performance metrics both internally and externally.
•	EHS audits and certification programs.
•	Site start-up, closure, due diligence and review of modifications to our facilities.
•	Ensure sustainability and continuous improvement through the development and implementation of effective standards.
•	Training
•	Process Safety Management COE
•	Lead regulatory and risk based initiatives in PSM
•	Lead large project PHAs and PSSRs
•	Provide technical assistance in Facility Siting studies.
•	Lead PSM Audits
•	Monitor and drives continual improvement activities around MOC
•	Provide expertise and review for level C and higher incidents
•	Track and review trending for PSM metrics
•	Support operations in developing / running training programs
•	Support operations in developing Life Safety programs
•	Lead and support technical standards in all divisions
•	Provide liaison with Loss Prevention
•	Support divisions Mechanical Integrity programs (MSC)
•	Support division engineering in LOPA / Fault tree analysis (MSC).
•	Provide services to lead PHAs at most locations (MSC)
•	Support site PSM Engineers (MPM)
•	Provide services to lead PHAs at selected locations (MPM)

10

•	Culture COE
•	Establish Momentive Culture program structure.
•	Support divisional implementation via expert guidance, leveraged tools.
•	Manage budget in short term with long range plan to minimize consulting
•	Sustainability/OE Metrics
•	Administer Sustainability Metrics Models, Sustainability Software, project management support, metrics definition, metrics reporting, analytics development, participate in and facilitate activities of the Sustainability Council
•	Implement strategies for resource efficiencies, facilitate creation of and ongoing support for Utilities COE functions, facilitate best practice sharing, review sustainability metrics related to ops excellence, identify and track execution of efficiency projects, develop metrics for operational excellence
•	Product Stewardship
•	Support sustainable business growth by identifying and communicating potential product hazards and risks
•	Maintaining regulatory compliance
•	Engage in protecting human health and the environment
•	Ensure products designed, manufactured, stored, transported, used and disposed of in a safe and environmentally responsible manner
•	Corporate Leadership
•	Leadership guides the strategy and execution of EHS process across the global enterprise
•	Analytical support for incident and root cause analysis
•	Advocacy
•	Corporate Divisional Support
•	EHS team interacts with the business, manufacturing and EHS teams to execute EHS strategy and identify/address division, business unit, regional and site specific EHS concerns and opportunities that drive regulatory compliance and improve EHS performance.
•	EHS risk management

vii.	Customer Service

Service Provider shall provide support to transition to Recipient (or its designees, as applicable) each of the following activities, functions and technologies:

•	Order Management
•	Order Receipt and Processing
•	Order Management & Invoice Generation
•	Customer Complaints and Returns Management
•	Pro-active calls to key customers
•	Customer Inquiry Management (Info Center)
•	Provide tier 1 support to standard inquiries like TDS, MSDS
•	Channel tier 2 inquiries to the right contacts in the business
•	Drive closure of inquiries to identify leads
•	Coordinating & managing mass communication, tradeshow support
•	Value Added Services
•	Inside sales & Telesales
•	Channel Management

11

•	Data Analysis
•	Manage customer data for accuracy, new customer set-up, pricing, analytics, contracts, information records,
•	Maintain Customer master data, (Name, address, contacts, terms, conditions, pricing, material records)
•	Leadership and Business Process
•	Customer & business relationship point of contact
•	CMS process management & improvement driving consistency, and meeting regulations and compliance
•	Supporting external and internal audits (Sox, financial, ISO)
•	Training, self-assessments and exam process
•	Drive customer and business emergencies outside of the ordinary
•	Business & IT- project management support
•	Metrics Performance reporting and management and improvement
•	Management & Strategy &Sales Support]

viii.	Procure-to-Pay Responsibilities

Service Provider shall provide support to transition to Recipient (or its designees, as applicable) each of the following activities, functions and technologies:

•	Accounts Payable
•	Receipt, processing and archive of supplier invoices
•	Vendor account consolidation, control and maintenance
•	Vendor and Payment inquiries resolution
•	Daily and monthly metrics
•	GRIR Clearing and Account reconciliations
•	SOX controls
•	Travel & Entertainment
•	Travel and procurement card management
•	Travel expense management & control
•	Travel and procurement card spend reporting
•	Compliance
•	Inquiry resolution
•	Accruals and account reconciliations
•	Contract Administration & Indirect Buying
•	Procurement compliance record management
•	PO management (creation, confirmation, maintenance & escalation)
•	Invoice resolution management
•	Local spend control and negotiation
•	Process controls and improvements
•	Maintain vendor, contracts and pricing data in SAP
•	Resolve invoice, PO, GR quantity and price discrepancies

ix.	Supply Chain Plan P&S

Service Provider shall provide support to transition to Recipient (or its designees, as applicable) each of the following activities, functions and technologies:

•	Advanced Scheduling Systems
•	Design, Implement, and Maintain scheduling tool, metrics, and process
•	Partner with Mfg/Supply chain to optimize scheduling (inventory and costs)
•	What if analysis for inventory, service, and cost impacts related to operational changes, contingency planning, etc.
•	Help Desk Support

12

•	Business Application Leaders and general management
•	Design, implement and maintain Advanced SC Processes with partnership with business SC Leaders
•	Business process support in areas of inventory management, forecasting, scheduling, MRP, SC Metrics , Tactical Planning, and S&OP
•	Best in Class processes, tools, and knowledge
•	Metric analysis
•	Help Desk Support
•	Planning Systems and Interfaces Forecasting
•	Forecast Systems
•	Inventory Analysis and Reporting
•	Multi-Echelon safety stock analysis
•	Metric development and reporting
•	S&OP process and tool support
•	Metric development and reporting
•	Planning Models (Tactical and Strategic)
•	Help Desk Support

13

EXHIBIT G

AUDIT FIRM CANDIDATES

•	Alvarez & Marsal
•	Bain & Company
•	The Boston Consulting Group
•	KPMG

G-1

EXHIBIT H

ALLOCATION PRINCIPLES

1.	Assess the Service function process-by-process to determine what remains subject to allocation pursuant to the Agreement and what goes into business.

2.	For those functional processes (sub-functions) that remain subject to allocation pursuant to the Agreement:

a.	Determine and justify allocation metric(s).
b.	Using the defined allocation metrics, allocate costs to provide the Services. This percent will be used to establish annual billing.

3.	Compare current year Shared Service billing and cost allocation to future recommended billing and cost allocation. Determine impact to MPM and MSC and implement appropriate true-ups and adjustments.

4.	Provide actions to meet the budget for the function as assigned.

5.	Identify which MSC projects, MPM projects and cross-company projects will be executed in the next succeeding year and how they will be billed in accordance with usage metrics, the Allocation Percentage and related principles.

6.	Combine the service and project allocation for a total allocation by function and company. Assess total cost by company and compare to historical spend.

7.	1Q 2015: Develop a contingency plan for a standalone SSA capability over a period of up to 14 months.

H-1

EXHIBIT I

TRANSITION ASSET SEPARATION PRINCIPLES

1.	Tangible assets located within a physical location owned by either of MPM or MSC shall remain with (or be transferred to) MPM or MSC, respectively. These assets include: firewalls; servers; network gear; printers; leasehold improvements; and equipment.

2.	Any personal computer or mobile computing or communication device that has been assigned to an employee or consultant of either of MPM or MSC shall remain with (or be transferred to) MPM or MSC, respectively.

3.	For hardware located at a global shared data center:

a.	Hardware for MPM SAP environments shall remain with (or be transferred to) MPM;
b.	Servers for electronic mail or virtual environments shall be split between MPM and MSC in accordance with their respective number of network users at the time of termination; and
c.	Data storage equipment, firewalls and network gear shall remain with (or be transferred to) MSC.

4.	Transferrable software shall generally be separated between MPM and MSC in accordance with their respective number of named users at the time of termination.

5.	MPM and MSC each shall provide information to the Audit Firm for the Audit Firm to review and to use in the Audit Firm’s audit as set forth in Section 5.06 of the Agreement.

I-1